Execution Version

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT
THIS LICENSE AGREEMENT (“Agreement”), effective as of September 30, 2019 (the “Effective Date”), is made by and between CHIMERIX, INC., a corporation organized and existing under the laws of the State of Delaware (“Chimerix”), and SYMBIO PHARMACEUTICALS LIMITED, a corporation organized and existing under the laws of Japan (“SymBio”).
RECITALS
WHEREAS, Chimerix owns or otherwise controls patents, patent applications, know-how and other information relating to the compound known as brincidofovir;
WHEREAS, SymBio is engaged in the discovery and development of antiviral therapies; and
WHEREAS, SymBio desires to obtain, and Chimerix is willing to grant to SymBio, a license under the Chimerix Technology to develop, make, have made, use, sell, have sold, offer for sale and import Compounds and Products in the Field, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1

DEFINITIONS
Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:
1.1    “Acceptance for Filing” shall mean, with respect to an NDA filed for a Product: (a) in the United States, the receipt of written notice from the FDA in accordance with 21 C.F.R. §314.101(a)(2) (or its successor regulation) that such NDA is officially “filed”; (b) in an EU Market, the receipt of written notice of acceptance for filing of such NDA from the EMA or the applicable national Regulatory Authority in such EU Market (as applicable); or (c) in Japan, the receipt of written notice of acceptance for filing of such NDA from the PMDA.
1.2    “Accounting Standards” shall mean (a) U.S. generally accepted accounting principles, (b) Japan generally accepted accounting principles, or (c) international financial reporting standards; in any case, consistently applied throughout the organization of a Party (or a Related Party, as applicable).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.3    “Acquirer Compound” shall mean:
(a)    any Converting Compound that is Controlled by a Third-Party Acquirer of Chimerix, or any Affiliate of such Third-Party Acquirer, immediately prior to such Third-Party Acquirer’s acquisition of Chimerix; or
(b)    any Converting Compound that is Controlled by a Third-Party Acquirer of Chimerix, or any Affiliate of such Third-Party Acquirer, following such Third-Party Acquirer’s acquisition of Chimerix, provided that such Converting Compound (i) was invented or reduced to practice without the use of any Chimerix Know-How (including any of Chimerix’s confidential or proprietary information existing prior to such Third-Party’s acquisition of Chimerix) and (ii) is not claimed by any of the Chimerix Patent Rights set forth in Exhibit A.
1.4    “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.
1.5    “Actual Combination Product Net Sales” shall have the meaning provided in Section 1.50.
1.6    “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of 50% or more of the voting securities of such Person, by contract or otherwise. For clarity, once a Person ceases to be an Affiliate of a Party then without any further action, such Person shall cease to have any rights under this Agreement by reason of being an Affiliate of such Party.
1.7    “Applicable Laws” shall mean the laws of any jurisdiction that are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.
1.8    “Business Day” shall mean any day other than Saturday, Sunday, or a national holiday in Japan or the United States.
1.9    “Chimerix Field Patent Rights” shall mean Chimerix Patent Rights the claims of which are limited to methods of use in the Field and that do not claim methods of use of Compound or Product outside the Field.
1.10    “Chimerix Know-How” shall mean all Know-How Controlled by Chimerix or any of its Affiliates as of the Effective Date or during the Term.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.11    “Chimerix NPP” shall have the meaning provided in Section 2.4.
1.12    “Chimerix Patent Rights” shall mean any and all Patent Rights Controlled by Chimerix or any of its Affiliates as of the Effective Date or during the Term that claim or otherwise Cover the composition of matter, manufacture or use of any Compound or Product (but excluding claims solely and specifically claiming the composition of matter, use, or manufacture of any Other Active); but specifically excluding Chimerix’s (and its Affiliates’) rights in Joint Patent Rights. The Chimerix Patent Rights shall include those listed in Exhibit A. Chimerix shall update Exhibit A from time-to-time, but no less than once per calendar year during the Term, to reflect the then-current list of Chimerix Patent Rights. Notwithstanding the foregoing, Chimerix Patent Rights shall not include any Patent Rights Controlled by any Third-Party Acquirer of Chimerix, or any Affiliate of such Third-Party Acquirer, except for any such Patent Rights claiming inventions made by such Third-Party Acquirer or its Affiliate after such Third-Party Acquirer’s acquisition of Chimerix through (a) the use of Chimerix Know-How or (b) the practice of any invention that is then Covered by a Valid Claim of the Chimerix Patent Rights listed in Exhibit A.
1.13    “Chimerix Product” shall mean a Compound or Product developed, manufactured or commercialized by Chimerix, its Affiliates or licensees for the treatment or prevention of an Excluded Indication.
1.14    “Chimerix Technology” shall mean Chimerix Patent Rights and Chimerix Know-How.
1.15    “Combination Product” shall mean a pharmaceutical product comprising a fixed-dose formulation of Product or Compound and at least one Other Active.
1.16    “Commercially Reasonable Efforts” shall mean, (a) with respect to the efforts to be expended by a Party to accomplish any objective (other than any objective relating to development or commercialization of a Product, which is covered by clause (b) below), such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances, and (b) with respect to the efforts to be expended by a Party with respect to development or commercialization of a Product, the level of reasonable, diligent, good faith efforts that biopharmaceutical companies typically devote to the development, registration and commercialization of products owned by them that are at a similar stage in their development or product life and are of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, the profitability of the product, and other relevant factors. “Commercially Reasonable Efforts” shall be determined on a country-by-country and Product-by-Product basis, and it is anticipated that the level of effort and resources that constitute “Commercially Reasonable Efforts” will change over time, reflecting changes in the status of a Product, as applicable, and the country or countries involved. It is expressly understood that the cessation of all development and commercialization efforts with respect to Product shall not constitute use of Commercially Reasonable Efforts. As used in this Section 1.16, “biopharmaceutical companies” shall mean companies in the biopharmaceutical industry of a size and stage of development similar to that of such Party, including those having human pharmaceutical product candidates or products in a similar stage of development to the Compound.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.17    “Compound” shall mean:
(a)    the 3-(Hexadecyloxy)propyl hydrogen ({[(2S)-1-(4-amino-2-oxo-1(2H)-pyrimidinyl)-3-hydroxy-2-propanyl]oxy}methyl)phosphonate (alternatively named Phosphonic acid, P-[[(S)-2-(4-amino-2-oxo-1(2H)-pyrimidinyl)-1-(hydroxymethyl)ethoxy]methyl]mono[3-(hexadecyloxy)propyl]ester), known as “brincidofovir”;
(b)    any Converting Compound that is Controlled by Chimerix as of the Effective Date;
(c)    any Converting Compound that is Controlled by Chimerix after the Effective Date and during the Term; but excluding any Acquirer Compound;
(d)    any metabolite of any of the compounds (excluding Acquirer Compounds) described in the preceding subparagraphs (a)-(c);
(e)    any prodrug, conjugate or complex of any of the compounds (excluding Acquirer Compounds) described in the preceding subparagraphs (a)-(d); or
(f)    any salt, free acid/base, solvate, enantiomer, isomer, hydrate, ester, racemate or polymorphic form of any of the compounds (excluding Acquirer Compounds) described in the preceding subparagraphs (a)-(e).
1.18    “Compound INDs” shall mean INDs # [*].
1.19    “Committee” shall mean the joint review committee established to facilitate the collaboration hereunder, as more fully described in Section 3.4.
1.20    “Confidential Information” shall mean any and all Information, whether communicated in writing or orally or by any other method, which is provided by or on behalf of one Party to the other Party in connection with this Agreement or pursuant to that certain Mutual Non-Disclosure Agreement between the Parties dated August 27, 2018.
1.21    “Control”, “Controls” or “Controlled by” shall mean, with respect to any Patent Rights, Information, Know How, other intellectual property rights, or compounds, the possession by a Party or its Affiliates of the ability (whether by ownership, license or other right, other than pursuant to a license granted under this Agreement) to grant access to, or a license or sublicense of, such Patent Rights, Know-How, Information, other intellectual property rights, or compounds to the other Party as contemplated by this Agreement without violating the terms of any agreement or other arrangement with any Third Party.
1.22    “Converting Compound” shall mean a pharmaceutically active compound that is converted in vivo into the active moiety cidofovir diphosphate. It is understood that brincidofovir is a Converting Compound.
1.23    “Cover” shall mean, with respect to a Patent Right and a Compound or Product, that, in the absence of a license under or ownership of such Patent Right, the manufacture, use, sale,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

offer for sale or import of such Compound or Product would Infringe such Patent Right (or, in the case of a claim of a pending patent application, would, upon the issuance of a patent containing such claim, Infringe such claim). Cognates of the word “Cover” shall have correlative meanings.
1.24    “EMA” shall mean the European Medicines Agency or any successor entity thereto with jurisdiction over the European Union.
1.25    “Entity” shall mean any corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
1.26    “EU Market” shall mean any European Union member state, including the United Kingdom, whether or not a member of the European Union at any given time.
1.27    “Excluded Indication” shall mean the treatment or prevention of Smallpox.
1.28    “Export Control Laws” shall mean all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§1 et seq., the Arms Export Control Act, 22 U.S.C. §§2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).
1.29    “FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et seq.) as amended.
1.30    “FDA” shall mean the U.S. Food and Drug Administration and any successor entity thereto.
1.31    “Field” shall mean the use of Compound or Product for the treatment or prevention of any and all Indications, but specifically excluding the use of Compound or Product for the treatment or prevention of any Excluded Indication.
1.32    “First Commercial Sale” shall mean, with respect to a given Product in a given country, the first commercial transfer or disposition for value of such Product by SymBio or a Related Party to a Third Party (other than a Related Party) for end use or consumption of such Product in such country after receipt of Marketing Approval for such Product in such country. For clarity, First Commercial Sale shall be determined on a Product-by-Product and country-by-country basis.
1.33    “Generic Version” shall mean, with respect to a Product, on a country-by-country basis, a pharmaceutical product that: (a) is sold in a given country by a Third Party, other than a Related Party or any other Person in a chain of distribution originating from SymBio or a Related Party; (b) contains the same Compound as such Product in the same dosage form as such Product; and (c) has been approved for marketing by the relevant Regulatory Authority in such country in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

reliance on the Marketing Approval for such Product in such country, including any such pharmaceutical product that has been approved for marketing (i) in the United States, pursuant to Section 505(b)(2) or Section 505(j) of the Act (21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j), respectively), (ii) in the European Union or a European Union member state, as a “generic medicinal product” pursuant to Article 10 of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), (iii) in Japan, Article 14, Paragraph 1 of the Act on Securing Quality, Efficacy and Safety of Products Including Pharmaceuticals and Medical Devices (Act No 145 of 1960, as amended), or (iv) in any other country or jurisdiction, pursuant to any equivalent of the foregoing laws, regulations or directives, wherein the approval of such pharmaceutical product is based on reference to the Marketing Approval for such Product in such country and a demonstration of bio-equivalence to such Product and that may be substituted for the Product without any additional action by the physician or health care practitioner.
1.34    “GCP” shall mean the then current “good clinical practices” as such term is defined from time to time by the FDA, EMA, MHLW, or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable. Notwithstanding the foregoing, for purposes of the representations and warranties made by Chimerix in Section 7.2, “GCP” shall mean the then current “good clinical practices” as such term is defined from time to time by the FDA pursuant to its regulations, guidelines or otherwise.
1.35    “GLP” shall mean the then current “good laboratory practices” as such term is defined from time to time by the FDA, EMA, MHLW, or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable. Notwithstanding the foregoing, for purposes of the representations and warranties made by Chimerix in Section 7.2, “GLP” shall mean the then current “good laboratory practices” as such term is defined from time to time by the FDA pursuant to its regulations, guidelines or otherwise, as applicable.
1.36    “GMP” shall mean the then current “good manufacturing practices” as such term is defined from time to time by the FDA, EMA, MHLW, or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable. Notwithstanding the foregoing, for purposes of the representations and warranties made by Chimerix in Section 7.2, “GMP” shall mean the then current “good manufacturing practices” as such term is defined from time to time by the FDA pursuant to its regulations, guidelines or otherwise, as applicable.
1.37    “ICH” means the International Council for Harmonisation (formerly the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use).
1.38    “IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority, including any such application filed with the FDA pursuant to 21 CFR Part 312.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.39    “Indication” shall mean a separate, and distinct class of disease, syndrome or medical condition in humans for which a separate NDA or a supplement (or other addition) to an existing NDA is required. For clarity, different stages of the same disease or condition shall not be different Indications, different lines of treatment of the same disease or condition shall not be different Indications, and the treatment or prevention of the same disease or condition in different populations (e.g., adult and pediatric) shall not be different Indications.
1.40    “Information” shall mean any and all proprietary data, information, materials and know-how (whether patentable or not) that are not in the public domain, including, (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto, (e) technical and non-technical data and other information related to the foregoing, and (f) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials.
1.41    “Infringe” or “Infringement” means any infringement of a Patent Right as determined by Applicable Law, including direct infringement, contributory infringement or any inducement to infringe.
1.42    “Initiates” or “Initiation” shall mean, with respect to a human clinical trial, the administration of the first dose to the first patient/subject in such trial.
1.43    “Invention” shall mean any invention, whether or not patentable, made in the course and as a result of the conduct of the activities contemplated by this Agreement.
1.44    “Joint Invention” shall have the meaning provided in Section 8.1.
1.45    “Joint Patent Rights” shall have the meaning provided in Section 8.1.
1.46    “Know-How” shall mean any and all Information related to a Compound or Product, or any formulation, product improvement or Indication thereof, or necessary or useful for the development, manufacture, commercialization or use of any of the foregoing; but excluding, in each case, Information solely and specifically related to any Other Active.
1.47    “Marketing Approval” shall mean all approvals from the relevant Regulatory Authority in a given country necessary to market and sell a pharmaceutical product in such country, including pricing and reimbursement approvals if required for marketing or sale of such product in such country.
1.48    “MHLW” shall mean the Japanese Ministry of Health, Labor and Welfare, or any related or successor agency, or subagency thereto, including without limitation the Pharmaceuticals and Medical Devices Agency of Japan (the “PMDA”).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.49    “NDA” shall mean: (a) in the United States, a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) filed with the FDA, or any successor application thereto; (b) in Japan, a New Drug Application as filed with the MHLW, or any successor application thereto; or (c) in any other country or group of countries, the equivalent application or submission for approval to market a pharmaceutical product filed with the governing Regulatory Authority in such country or group of countries.
1.50    “Net Sales” shall mean the gross amounts invoiced for sales or other dispositions of Products by or on behalf of SymBio or any of its Related Parties (each, a “Selling Party”) to Third Parties (other than Related Parties), less the following deductions actually incurred, allowed, paid or accrued by the Selling Party and specifically attributable to Products, all in compliance with applicable Accounting Standards, consistently applied by the Selling Party:
(a)    normal and customary trade discounts, including trade, cash and quantity discounts or rebates credits or refunds, actually allowed or taken;
(b)    credits or allowances actually granted or made for rejection of or return of previously sold Products, including recalls, or for retroactive price reductions and billing errors or for stocking allowances;
(c)    governmental and other rebates (or credits or other equivalents thereof) actually granted to managed health care organizations, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), distributors, national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursers, or to trade customers, in each case with respect to Product;
(d)    reasonable fees paid to wholesalers, distributors, selling agents (excluding sales representatives of the Selling Party), group purchasing organizations, Third-Party payors, other contractees and managed care entities, in each case with respect to the Product;
(e)    charges separately invoiced for freight, insurance, transportation, postage and handling;
(f)    taxes, custom duties or other governmental charges (including any tax such as a value added or similar tax or government charge but excluding what is commonly known as income tax) levied on or measured by the billing amount for Products, as adjusted for rebates and refunds; and
(g)    the amount of any actual write-offs for bad debt on previously sold Product in accordance with the applicable Accounting Standards used by the Selling Party, consistently applied, not to exceed [*] in any calendar quarter; provided that any amount written off that is subsequently collected shall be treated as Net Sales in the calendar quarter in which it is collected;
provided that, in each case ((a) through (g)): (1) each such deduction is calculated in a manner consistent with the Selling Party’s customary practice for pharmaceutical products and in accordance with applicable Accounting Standards, consistently applied by the Selling Party; (2) each such

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

deduction is directly allocable to Product, or apportioned on a good faith, fair and equitable basis to Product and other products of the Selling Party and its Affiliates such that Product does not bear a disproportionate portion of such deductions; and (3) in no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).
Sale or other disposition of Product by a Selling Party to another Selling Party for resale by such other Selling Party to a Third Party (other than a Selling Party) shall not be deemed a sale for purposes of this definition of Net Sales, provided that the subsequent resale to a Third Party (other than a Selling Party) is included in the computation of Net Sales. In the event of any sale or other disposition of Product for any consideration other than exclusively monetary consideration on bona fide arm’s-length terms (including any sale or other disposition of Product by a Selling Party to another Selling Party for end use by such other Selling Party), or in the event Product is “bundled” for sale together with one or more other products for a single price in a country, then for purposes of calculating Net Sales under this Agreement, such Product shall be deemed to have been sold exclusively for cash at the weighted (by sales volume) average sale price of such Product in bona fide arm’s-length transactions (when sold alone, and not with other products) in the applicable country in which such sale or other disposition occurred during the applicable accounting period. Transfers or dispositions of Product for charitable, research and development, clinical or humanitarian purposes (in each case, without consideration), and Products provided at or below their manufacturing cost (determined in accordance with applicable Accounting Standards, consistently applied) and used in compassionate use or named patient programs, shall be disregarded in determining Net Sales.
On a country-by-country basis, if a Product is sold in a country as part of a Combination Product in a calendar quarter, Net Sales of such Product in such country during such calendar quarter for the purpose of determining royalties and commercialization milestone payments due hereunder shall be calculated as follows.
(i)    In the event that both (x) a Single-Agent Product containing the Compound in such Combination Product is sold separately in finished form in such country during such calendar quarter and (y) the Other Active(s) in such Combination Product are sold separately in finished form in such country during such calendar quarter, then Net Sales of such Product shall be determined by multiplying the actual Net Sales of the Combination Product calculated pursuant to the preceding provisions of this Section 1.50 (“Actual Combination Product Net Sales”) in such country during such calendar quarter by the fraction, A / (A+B) where A is the weighted average sale price of such Single-Agent Product when sold separately in finished form in such country during such calendar quarter, and B is the weighted average sale price of the Other Active(s) in the Combination Product when sold separately in finished form in such country during such calendar quarter.
(ii)    In the event that Single-Agent Product containing the Compound in such Combination Product is sold separately in finished form in such country during such calendar quarter, but the Other Active(s) in such Combination Product are not sold separately in finished form in such country during such calendar quarter, then Net Sales of such Product shall be calculated

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

by multiplying the Actual Combination Product Net Sales of the Combination Product in such country during such calendar quarter by the fraction A / C where A is the weighted average sale price of such Single-Agent Product when sold separately in finished form in such country during such calendar quarter and C is the weighted average sale price of the Combination Product in such country during such calendar quarter.
(iii)    In the event that no Single-Agent Product containing the Compound in such Combination Product is sold separately in finished form in such country during such calendar quarter, but the Other Active(s) in such Combination Product are sold separately in finished form in such country during such calendar quarter, Net Sales of such Product shall be calculated by multiplying the Actual Combination Product Net Sales of the Combination Product by the fraction (C‑B) / C, where B is the weighted average sale price of the Other Active(s) in the Combination Product when sold separately in finished form in such country during such calendar quarter, and C is the weighted average sale price of the Combination Product in such country during such calendar quarter.
(iv)    In the event that neither a Single-Agent Product containing the Compound in such Combination Product is sold separately in finished form in such country during such calendar quarter, nor the Other Active(s) in such Combination Product are sold separately in finished form in such country during such calendar quarter, then the methodology for determining Net Sales of such Product in such country shall be mutually agreed in writing by the parties in good faith based on the relative contributions of the Compound and the Other Active(s) in such Combination Product to the total value of the Combination Product.
1.51    “Other Active” shall mean any active pharmaceutical ingredient that is not a Compound.
1.52    “Party” shall mean SymBio and Chimerix, individually, and “Parties” shall mean SymBio and Chimerix, collectively.
1.53    “Patent Rights” shall mean: (a) patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention); (b) any and all divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates and the like of any such patents and patent applications; and (c) any and all foreign equivalents of the foregoing.
1.54    “Person” shall mean any natural person or Entity.
1.55    “Phase 3 Clinical Trial” shall mean a human clinical trial of a Product in any country designed to: (a) establish that such Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; and (c) support regulatory approval of such Product that would satisfy the requirements of 21 CFR 312.21(c) or its non-US equivalents.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.56    “Pivotal Trial” shall mean: (a) a Phase 3 Clinical Trial; or (b) any other human clinical trial that the applicable Regulatory Authority has agreed, whether before Initiation of such trial (e.g., pursuant to a special protocol assessment agreement with the FDA) or after Initiation of such trial (e.g., based on an interim data analysis), is sufficient to form the primary basis of an efficacy claim in an NDA submission, regardless of whether the sponsor of such trial characterizes or refers to such trial as a “Phase 3,” “Phase 2b” or “Phase 2b/3” trial (or otherwise) in the applicable protocol, on clinicaltrials.gov, or in any other context. If a human clinical trial does not constitute a Pivotal Trial at the time of Initiation of such trial, but is later determined by the applicable Regulatory Authority to be sufficient to form the primary basis of an efficacy claim in an NDA submission, then, for purposes of Section 4.2 hereof, and notwithstanding Section 1.42, “Initiation” of such Pivotal Trial shall be deemed to have occurred on the date of such determination by the applicable Regulatory Authority.
1.57    “PMDA” shall have the meaning set forth in Section 1.48.
1.58    “Product” shall mean any pharmaceutical composition or preparation in final form containing a Compound, in any formulation or dosage strength. For clarity, different formulations or dosage strengths of a given Product shall not be considered different Products for purposes of this Agreement, provided that nothing in this Section shall be interpreted to alter royalty payments or the calculation of the Royalty Term, as described in Article 4, or other references to “Product-by-Product” in this Agreement. For example, depending on the circumstances, one formulation of a given Product may, or may not, have a different Royalty Term in a country than another formulation of such Product in such country. By way of further example, if a Product in a particular formulation sold in a country is Covered by a Valid Claim of Chimerix Patent Rights, and a Product in a different formulation sold in that country is not Covered by such Valid Claim, the Royalty Term for the first Product in such country may be longer than the Royalty Term for the other Product in such country.
1.59    “Product Filings” shall have the meaning provided in Section 1.61.
1.60    “Regulatory Authority” shall mean any country, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction.
1.61    “Regulatory Documentation” shall mean all regulatory applications, filings, submissions, registrations, licenses, authorizations and approvals, including all INDs, NDAs and Marketing Approvals (collectively, “Product Filings”); all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority); and all reports and documentation in connection with clinical studies and tests (including study reports and study protocols, and copies of all interim study analysis), and all data contained in any of the foregoing, including all INDs, NDAs, advertising and promotion documents, manufacturing data, drug master files, clinical data, adverse event files and complaint files, in each case related to a Compound or Product.
1.62    “Regulatory Exclusivity” shall mean exclusive marketing rights or data exclusivity rights conferred by the applicable Regulatory Authority in a country or jurisdiction on the holder

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

of a Marketing Approval for a pharmaceutical product in such country or jurisdiction, including, by way of example and not of limitation, regulatory data exclusivity, orphan drug exclusivity, new chemical entity exclusivity and pediatric exclusivity.
1.63    “Related Party” shall mean each of SymBio’s Affiliates and its and their respective Sublicensees hereunder.
1.64    “Royalty Term” shall have the meaning provided in Section 4.5.
1.65    “Single-Agent Product” shall mean a Product containing Compound as its sole active pharmaceutical ingredient.
1.66    “Smallpox” shall mean any orthopox virus, including variola virus.
1.67    “Sublicensee” shall mean a Third-Party sublicensee under the license granted by Chimerix to SymBio pursuant to Section 2.1, whether such Third Party’s sublicense was granted to it directly by SymBio or its Affiliate or indirectly through one or more tiers of sublicense. As used in this Agreement, “Sublicensee” shall not include: (a) a Third Party distributor of Product that has no royalty or other payment obligations to SymBio or any of its Affiliates that are calculated based on amounts invoiced or received by such Third Party for sales of Product; (b) a Third Party distributor of Product that (i) does not take title to Product, (ii) does not invoice Product sales to Third Party customers and (iii) is responsible only for inventory management and distribution with respect to Product on behalf of SymBio or its Affiliate; or (c) a Third Party to which SymBio or its Affiliates has granted the right solely to market or promote, but not to sell or offer for sale, Product in the Field.
1.68    “SymBio Know-How” shall mean all Know-How that: (a) is generated, developed or obtained by or on behalf of SymBio or any of its Affiliates or Sublicensees during the Term in the course of conducting research, development, manufacturing, regulatory or commercialization activities with respect to Compound or Product; or (b) is otherwise Controlled by SymBio or any of its Affiliates during the Term and is necessary for, or is actually used in, the conduct of development, manufacture, use or commercialization activities with respect to Compound or Product.
1.69    “SymBio Patent Rights” shall mean: (a) all Patent Rights claiming or Covering Inventions made by or on behalf of SymBio or any of its Affiliates or Sublicensees during the Term in the course of conducting research, development, manufacturing, regulatory or commercialization activities with respect to Compound or Product; and (b) all other Patent Rights Controlled by SymBio or any of its Affiliates that claim inventions that are necessary for, or is actually used in, the conduct of development, manufacture, use or commercialization activities with respect to Compound or Product; but specifically excluding SymBio’s (and its Affiliates’) rights in Joint Patent Rights.
1.70    “SymBio Technology” shall mean SymBio Patent Rights and SymBio Know-How.
1.71    “Term” shall have the meaning provided in Section 9.1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.72    “Territory” shall mean the entire world.
1.73    “Third Party” shall mean an Entity other than SymBio and its Affiliates, and Chimerix and its Affiliates.
1.74    “Third-Party Acquirer” shall have the meaning provided in Section 12.5(a).
1.75    “Upfront Payment” shall have the meaning provided in Section 4.1.
1.76    “Valid Claim” shall mean: (a) a claim of an issued and unexpired patent, or a supplementary protection certificate thereof, which has not been held permanently revoked, unenforceable or invalid by a decision of a court, patent office or other forum of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) a claim of a pending patent application that has not been abandoned, finally rejected or expired without the possibility of appeal or re-filing and that has not been pending for more than seven (7) years from the filing date of the earliest patent application from which such claim derives priority.
ARTICLE 2
LICENSE GRANT
2.1    License Grant. Subject to the terms and conditions of this Agreement, Chimerix hereby grants to SymBio an exclusive (even as to Chimerix and its Affiliates), royalty‑bearing license including the right to sublicense through multiple tiers, under the Chimerix Technology and Chimerix’s interest in the Joint Patent Rights; in each case, solely to discover, develop, make, have made, use, sell, have sold, offer for sale, market, export, import or otherwise commercialize Compounds and Products in the Field in the Territory during the Term.
2.2    Sublicensing. Any sublicense granted by SymBio under this Agreement (directly or indirectly through its Affiliate) to a Third Party shall be: (a) in writing; and (b) subject and subordinate in all respects to, and consistent with, the terms and conditions of this Agreement. SymBio shall provide Chimerix with a copy of any sublicense agreement entered into by SymBio or its Affiliate, and any amendment thereto, within 30 days of its execution; provided that any such copy may be redacted to exclude any information not reasonably necessary to confirm compliance with the terms hereof. SymBio shall be liable for the failure of its Sublicensees to comply with the relevant obligations under this Agreement and shall, at its own cost, enforce compliance by Sublicensees with the terms of the sublicense agreements. Chimerix shall provide reasonable cooperation with SymBio’s efforts to enforce compliance by Sublicensees through litigation or arbitration when necessary, by providing documents within its control and making witnesses available to the extent reasonable and practicable, at the request of SymBio. SymBio will reimburse Chimerix for actual expenses incurred in connection with such cooperation.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.3    Technology Transfer.
(a)    Inventory. By a date mutually agreed between the Parties, not to exceed 120 days after the Effective Date, but subject to Chimerix’s receipt of the Upfront Payment, Chimerix shall transfer to SymBio at no additional cost to SymBio, inventory of Compound as set forth on Exhibit B (collectively, “Inventory”).
(b)    Manufacturing Technology Transfer. Within 20 Business Days after the Effective Date, subject to Chimerix’s receipt of the Upfront Payment, Chimerix shall transfer or cause to be transferred (including from its Third-Party contract manufacturers) to SymBio, or an Affiliate or Third-Party manufacturer designated by SymBio, copies of all Chimerix Know-How related to the manufacture of Compound or Product in Chimerix’s Control (whether in the possession of Chimerix, its Affiliate or a Third-Party contract manufacturer), in order to enable SymBio (or its designee) to manufacture Compound or Product for use in the Field using the process employed by or on behalf of Chimerix to manufacture Compound or Product in accordance with the plan set forth on Exhibit C. In addition, Chimerix shall provide SymBio with an introduction to Chimerix’s Third-Party contract manufacturer(s) for Compound and Product and shall deliver to such contract manufacturer(s) written authorization to: (i) contract with SymBio for the manufacture and supply of Compound and Product; (ii) manufacture Compound and Product on behalf of SymBio; and (iii) disclose to SymBio such Chimerix Know-How regarding manufacture of Compound and Product in the possession of such contract manufacturer as is necessary or useful for SymBio to manufacture or have manufactured Compound and Product for use in the Field. Chimerix shall use Commercially Reasonable Efforts to provide support to SymBio or its Affiliate (as may be designated by SymBio) in obtaining the services of a Third-Party contract manufacturer.
(c)    Chimerix Know-How. Within 20 Business Days after the Effective Date, subject to Chimerix’s receipt of the Upfront Payment, Chimerix shall transfer to SymBio all clinical safety, toxicology and other information (including Information) within the Chimerix Know-How related to the Compound or Product that is available in written, graphic, electronic or other tangible form (or true and complete copies thereof), and to the extent such data exists in electronic form, Chimerix may provide the same to SymBio in electronic form. If Chimerix generates any material new clinical safety, toxicology and other information (including Information) within the Chimerix Know-How related to the Compound or Product that is available in written, graphic, electronic or other tangible form, Chimerix shall promptly (at the latest within 45 days from when the information is generated) transfer true and complete copies thereof to SymBio, and to the extent such data exists in electronic form, Chimerix may provide the same to SymBio in electronic form.
(d)    Scientific Information. Within 20 Business Days after the Effective Date, subject to Chimerix’s receipt of the Upfront Payment, Chimerix shall disclose to SymBio all existing data and information generated in any preclinical or clinical study of Compound or Product in the Field conducted by or on behalf of Chimerix, including a copy of the final study report from each such study, and provide to SymBio copies of all Regulatory Documentation for Compound and Product in the Field in Chimerix’s possession.
Subject to the terms and conditions of this Agreement, Chimerix grants SymBio the right to access and reference all Product Filings for Product in the Territory that are held by Chimerix

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

as of the Effective Date or during the Term, solely for the purpose of obtaining and maintaining regulatory approvals for Product in the Field in the Territory; and SymBio grants Chimerix the right to access and reference all Product Filings for Product in the Territory that are held by SymBio or any of its Affiliates or Sublicensees during the Term, solely for the purpose of obtaining and maintaining regulatory approvals for Product outside the Field in the Territory. Any translation costs associated with any access and reference of future regulatory filings and correspondences with Regulatory Authorities under this Agreement shall be borne by the Party seeking the right to access and reference the applicable filing. Each Party shall, promptly upon request of the other Party, file with applicable Regulatory Authorities such letters of authorization, access or cross-reference as may be necessary to accomplish the intent of this Section 2.3(d).
(e)    PV Agreement. Prior to initiation by SymBio of any clinical trial of Product, the Parties shall negotiate in good faith and enter into a pharmacovigilance/safety data exchange agreement for Products (the “PV Agreement”), which shall set forth standard operating procedures governing the collection, investigation, reporting, and exchange of information concerning adverse drug reactions or experiences sufficient to permit each Party to comply with its regulatory and other legal obligations within the applicable timeframes. The PV Agreement’s terms and conditions shall be no less stringent than U.S., Japan and ICH guidelines, such that each Party shall be able to comply with all regulatory and legal requirements regarding the management of safety data by providing for the exchange of relevant information in appropriate format within applicable timeframes. Subject to the foregoing, each Party shall be responsible for monitoring all clinical experiences with respect to Product in the course of its own Product development activities and filing all required reports with respect thereto in its respective field (i.e., with respect to SymBio, in the Field, and with respect to Chimerix, in the Excluded Indication).
(f)    Technical Assistance. For a period of [*], beginning on the Effective Date (the “Technical Assistance Period”), at SymBio’s request and upon reasonable advance notice to Chimerix, Chimerix shall provide reasonable technical assistance to SymBio in the practice of the Chimerix Know‑How transferred to SymBio pursuant to this Section 2.3 (“Technical Assistance”). For clarity, Technical Assistance excludes, and Chimerix will not be responsible for, the performance of any additional research, development or manufacturing (including CMC) work, as well as the meetings of the Joint Review Committee in Section 3.4. Technical Assistance shall be provided by Chimerix as follows: [*] SymBio shall reimburse Chimerix for Technical Assistance at the following hourly rates:

[*] hours	$[*]
[*] hours	$[*]
[*] hours	$[*]

Chimerix shall use Commercially Reasonable Efforts to provide the Technical Assistance in a timely manner consistent with the timelines set forth in Exhibit C hereto. In no event shall Chimerix be obligated to provide more than an aggregate of [*] of Technical Assistance pursuant to this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 2.3(f) during the Technical Assistance Period, or to provide any Technical Assistance after the Technical Assistance Period. For clarity, SymBio may contract with Chimerix’s contract manufacturer of Compound or Product for technical assistance at SymBio’s sole expense, which will not be considered Technical Assistance under this Section 2.3(f).
(g)    Regulatory Support. Without limiting Chimerix’s obligations set forth elsewhere in this Section 2.3, at SymBio’s reasonable request, Chimerix shall provide reasonable cooperation, and reasonable support in the form of reasonable consultation to SymBio, in connection with SymBio’s preparing and submitting Regulatory Documentation to applicable Regulatory Authorities, including [*]. For clarity, SymBio shall be solely responsible for preparing and submitting Product Filings for Product in the Field in the Territory.
(h)    No Transfer of Compound INDs. For clarity, in no event shall Chimerix have any obligation to transfer or assign to SymBio any Compound INDs.
2.4    Reserved Rights. Chimerix hereby expressly reserves the exclusive right to practice, and to grant licenses under, the Chimerix Technology for any and all purposes other than the specific purposes for which the Chimerix Technology is exclusively licensed to SymBio under Section 2.1. Without limiting the generality of the foregoing, Chimerix hereby expressly reserves the exclusive, worldwide right to practice, and to grant licenses under, the Chimerix Technology to discover, develop, make, have made, use, sell, have sold, offer for sale, market, import, export and otherwise commercialize (a) Chimerix Products, (b) Compound or Product outside the Field, or (c) any compound that is not a Compound or product that is not a Product for any and all uses. In addition to the foregoing, and notwithstanding the exclusivity of the license granted in Section 2.1, Chimerix shall have the right to continue its existing named patient program for Product (the “Chimerix NPP”) until such time as Chimerix’s existing supply of Product for such purpose is exhausted. SymBio shall have no responsibility for the Chimerix NPP.
2.5    Negative Covenants.
(a)    By SymBio. SymBio hereby covenants not to practice, and not to permit or cause any Related Party or other Third Party to practice, any Chimerix Technology for any purpose other than as expressly authorized in this Agreement. Without limiting the generality of the foregoing, SymBio shall not, directly or indirectly:
(i)    develop, use, make, have made, sell, have sold, offer for sale, export, import or otherwise commercialize any Compound or Product outside the Field, including any Chimerix Product in any Excluded Indication; or
(ii)    permit or cause any of its Related Parties or any Third Party to engage in any of the activities described in the preceding clause (i).
(b)    By Chimerix. Chimerix hereby covenants not to practice, and not to permit or cause any Affiliate, licensee or other Third Party to practice, any SymBio Technology for any purpose other than as expressly authorized in this Agreement. Without limiting the generality of the foregoing, Chimerix shall not, directly or indirectly:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(i)    practice any SymBio Patent Rights for any purpose other than as expressly authorized in Section 2.6; or
(ii)    develop, use, make have made, sell, have sold, offer for sale, export, import or otherwise commercialize any Compound or Product (including Chimerix Product) in the Field.
2.6    License Grant-Back to Chimerix. Subject to the terms and conditions of this Agreement, SymBio hereby grants to Chimerix a limited, exclusive, royalty‑free, fully‑paid, irrevocable, perpetual license, with the right to sublicense through multiple tiers, under SymBio Technology and SymBio’s interest in the Joint Patent Rights, solely to develop, make, have made, use, sell, have sold, offer for sale, export, import and otherwise commercialize Chimerix Products outside the Field in the Territory. Chimerix shall, during the Term, provide SymBio access to Chimerix Controlled Information that is directly related to the use of any SymBio Technology or SymBio’s interest in the Joint Patent Rights licensed to Chimerix pursuant to this Section 2.6. Prior to, and as a condition of, Chimerix granting to any Third Party a sublicense under the license granted to Chimerix pursuant to this Section 2.6, Chimerix shall procure from such Third Party licensee the right to share, and shall share with SymBio, any subsequent Information generated by such Third Party sublicensee related to the Product. For the avoidance of doubt, Chimerix is not obligated to share with SymBio any Information generated by any Third Party licensee that is a government entity.
2.7    No Implied Licenses. No right or license under any Patent Rights, Know-How or other Information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement. For the avoidance of doubt, Chimerix does not grant to SymBio any license or other right with respect to any active pharmaceutical ingredient that is not a Compound. SymBio does not grant to Chimerix any license or other right with respect to any other SymBio intellectual property except as described in Section 2.6 and, if applicable, Section 9.5(b).
ARTICLE 3
DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION
3.1    Responsibility. SymBio (itself or with or through its Related Parties or subcontractors) shall be solely responsible, at its own expense, for, and shall control all aspects of, worldwide development (including pre-clinical and clinical development), manufacture, registration and commercialization (including marketing, promoting, selling, distributing and determining pricing for) Compounds and Products in the Field in the Territory. Without limiting the generality of the foregoing, SymBio (itself or with or through its Related Parties or subcontractors) shall be solely responsible for preparing and submitting all required regulatory filings in connection with obtaining and maintaining Marketing Approvals with respect to Compounds and Products in the Field in the Territory, including all INDs and NDAs, at SymBio’s sole expense. All of such submissions and other regulatory filings relating to any Compound or Product in the Field shall be submitted in the name of, and owned by, SymBio (or a Related Party, as applicable). For clarity, SymBio shall have no responsibility for: (a) any research, development,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

manufacture, use or commercialization of Compound or Product conducted by or on behalf of Chimerix prior to the Effective Date; or (b) the conduct of the Chimerix NPP either before or after the Effective Date.
3.2    Diligence. SymBio (itself or with or through its Related Parties or subcontractors) shall use Commercially Reasonable Efforts to develop and obtain Marketing Approval for at least one Product in the Field in Japan, the United States and the EU Market. Without limiting the generality of the foregoing, SymBio (itself or with or through its Related Parties or subcontractors) shall use Commercially Reasonable Efforts to perform SymBio’s development plan for the Product in the Field, as such development plan may be amended by SymBio from time to time in its sole discretion (the “Development Plan”). The initial Development Plan is attached hereto as Exhibit D. SymBio (itself or with or through its Related Parties or subcontractors) shall use Commercially Reasonable Efforts to promote, market, distribute, sell, have sold and otherwise commercialize at least one Product in the Field in each of Japan, the United States and the EU Market, in each case, after Marketing Approval is obtained in such territory. Should Chimerix decide to abandon any Marketing Approval for the Excluded Indication for any reason, Chimerix shall: (1) provide reasonably prompt notice to SymBio; and (2) discuss with SymBio via teleconference or in person for a period of at least 30 days (or such period as the parties otherwise mutually agree) after giving SymBio such notice and consider SymBio’s position in good faith in determining whether to abandon the relevant Marketing Approval.
3.3    Records. SymBio shall maintain, or cause to be maintained, complete and accurate records of all development work conducted by or on behalf of SymBio with respect to Compound or Product in the Field, including all results, data, inventions and developments made in the performance of such development work. Chimerix shall maintain, or cause to be maintained, complete and accurate records of all development work conducted by or on behalf of Chimerix with respect to Compound or any Chimerix Product outside of the Field, including all results, data, inventions and developments made in the performance of such development work. All such records maintained by either Party pursuant to this Section 3.3 shall be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall maintain records under this Section 3.3 regardless of whether they have been provided to the other Party. Records maintained under this Section 3.3 shall be maintained for at least the minimum required period under applicable law.
3.4    Joint Review Committee
(a)    Composition of the Joint Review Committee. The Parties hereby establish a joint review committee (the “Committee” or the “JRC”) to review, consider, and discuss the development, manufacture, and commercialization of the Product in the Field in the Territory. The Committee shall be comprised of three (3) representatives of Chimerix and three (3) representatives of SymBio. Each Party shall provide the other with a list of its initial members of the Committee no later than thirty (30) days after the Effective Date, and each Party may change its representatives on the Committee from time to time, in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and familiarity with respect to development, manufacture and commercialization of

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

pharmaceutical compounds. Additional non‑employee representatives or consultants of a Party may from time to time, by mutual consent of the Parties, be invited to attend Committee meetings, subject to such representative’s or consultant’s written agreement to comply with the requirements of Section 6.1. The Committee shall be chaired by a representative of SymBio, who shall prepare written draft minutes of all Committee meetings within thirty (30) days following such meetings, and shall circulate such minutes to the Committee members. Chimerix shall provide comments, if any, within thirty (30) days from circulation of the draft minutes. SymBio shall issue final minutes within thirty (30) days following receipt of Chimerix’s written comments, if any. Decisions of the Committee shall be made by unanimous vote, with each Party’s representatives collectively having a single vote. In the event that the Committee cannot or does not, after good faith efforts for a period of thirty (30) days, reach agreement on an issue, the issue will be escalated and communicated to the appropriate CEO of SymBio and the Chief Executive Officer of Chimerix (together, the “Executives”), who shall endeavor to facilitate a resolution of such issue. If the Executives have not resolved such issue within ten (10) Business Days following the communication of the issue to them, then the resolution and/or course of conduct shall be determined by SymBio, in its sole discretion (and such matter shall not be subject to dispute resolution pursuant to Section 11.2), subject to Section 3.4(c). Each Party shall bear its own expenses related to the attendance of such meetings by its representatives.
(b)    Meetings and Responsibilities. The Committee shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than twice annually, with the location for such meetings to be determined by agreement between the Parties. Alternatively, the Committee may meet by means of teleconference, videoconference or other similar communications equipment. The Committee shall be responsible for:
(i)    reviewing development and regulatory strategy for Product in the Field in the Territory;
(ii)    reviewing amendments to the Development Plan;
(iii)    facilitating the exchange of Product-related data and information between the Parties;
(iv)    serving as the principal means for SymBio to keep Chimerix reasonably informed regarding SymBio’s development, manufacturing, registration and commercialization plans, efforts and results with respect to Product in the Territory; and
(v)    serving as the principal means for Chimerix to keep SymBio reasonably informed regarding development and regulatory progress with respect to formulations of Compound for the Excluded Indication relevant to development and regulatory process in the Field (subject to any Chimerix confidentiality restrictions).
(c)    Limitation on JRC Authority. Notwithstanding the establishment and existence of the JRC, each Party shall retain the rights, powers and discretion granted to it hereunder, and the JRC shall not be delegated or vested with rights, powers or discretion unless such delegation

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

or vesting is expressly provided herein. In addition, and notwithstanding any other provision of this Agreement to the contrary, the JRC shall have no right or authority:
(i)    to interpret, modify, amend, or waive compliance with any provision of, or any right or remedy under, this Agreement;
(ii)    to determine whether or not a Party has complied with any of its obligations under this Agreement;
(iii)    to determine whether or not, or when, any milestone event set forth in Section 4.2 or Section 4.3 has been achieved;
(iv)    to determine any issue in a manner that would conflict with the express terms of this Agreement; or
(v)    to make any decision or approve any matter that is expressly stated to require the mutual written agreement of the Parties or the written consent of one or both Parties.
3.5    Compliance with Applicable Laws. SymBio shall conduct, and shall cause its Related Parties to conduct, all development, regulatory, manufacturing, promotion, marketing, distribution, sale and pharmacovigilance activities with respect to Compounds and Products anywhere in the world in compliance with all Applicable Laws and, as applicable, GLP, GCP or GMP.
ARTICLE 4
PAYMENTS
4.1    Upfront Payment. In partial consideration for the rights and licenses granted to SymBio hereunder, SymBio shall pay to Chimerix, no later than fifteen (15) Business Days after the Effective Date, an upfront payment in the amount of $5 million USD (the “Upfront Payment”). SymBio’s failure to pay the Upfront Payment within fifteen (15) Business Days of the Effective Date shall render this Agreement null and void ab initio.
4.2    Development and Regulatory Milestone Payments. Within 45 days of the first achievement of each of the milestone events set forth in the table below by SymBio or any Related Party, SymBio shall provide Chimerix with written notice of such achievement and shall pay to Chimerix the corresponding one‑time, non‑refundable, non‑creditable milestone payment set forth below:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Milestone Event by Country/Region	Milestone Payment (USD)
(Japan) [*]	$[*] million
[*]	$[*] million
[*]	$[*] million
(US/EU) [*]	$[*] million
[*]	$[*] million
[*]	$[*] million
Each of the above milestone payments shall only be paid once, for the first achievement of the corresponding milestone event by any Product (regardless of the number of times such milestone event is achieved by a Product, the number of Indications for which such milestone event is achieved by a Product, or the number of Products that achieve such milestone event, and regardless of whether any such milestone event is achieved by the same Product that achieved any other milestone event or by a different Product).
4.3    Commercialization Milestone Payments. Within [*] days following the end of the first calendar year in which each of the events set forth below is achieved, SymBio shall pay to Chimerix the corresponding one-time, non‑refundable, non‑creditable milestone payment set forth below:

Commercialization Milestone Event (USD)	Commercialization Milestone Payment (USD)
First calendar year in which aggregate annual Net Sales of all Products in the Territory exceed $[*]	$[*] million
First calendar year in which aggregate annual Net Sales of all Products in the Territory exceed $[*]	$[*] million
First calendar year in which aggregate annual Net Sales of all Products in the Territory exceed $[*]	$[*] million
First calendar year in which aggregate annual Net Sales of all Products in the Territory exceed $[*]	$[*] million
Each of the foregoing commercial milestone payments shall be paid only once, for the first calendar year in which the corresponding commercial milestone event is achieved. If multiple commercial milestone events are achieved in any given calendar year, the commercial milestone payments corresponding to all of such achieved commercial milestone events shall be paid within [*] days of the end of such calendar year.
4.4    Royalties. Subject to Sections 4.5, 4.6, 4.7 and 4.8 below, SymBio shall pay Chimerix a royalty equal to [*]% of Net Sales of all Products in the Territory by SymBio and Related Parties.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.5    Royalty Term. Royalties under Section 4.4 shall be payable on a Product-by-Product, country-by-country basis during the period of time commencing on the First Commercial Sale of a Product in a country and ending upon the latest of: (a) 10 years from the date of First Commercial Sale of such Product in such country; (b) expiration of Regulatory Exclusivity for such Product in such country; and (c) expiration of the last-to-expire Valid Claim of the Chimerix Patent Rights Covering the manufacture, use or sale of such Product in such country (the “Royalty Term”). On a Product-by-Product and country-by-country basis, upon expiration of the Royalty Term for a Product in a country, SymBio’s license under Section 2.1 with respect to such Product in such country shall become fully paid-up, irrevocable and perpetual. Notwithstanding the foregoing, for sales of a Product in a country that occur (x) after 10 years from the date of First Commercial Sale of such Product in such country and (y) after either (i) expiration of the last-to-expire Valid Claim of the Chimerix Patent Rights Covering the manufacture, use or sale of such Product, or (ii) a Generic Version of such Product is on the market with a market share of more than [*]% and less than [*]% (as calculated in Section 4.8), in each case ((i) and (ii)) in such country where (z) a Regulatory Exclusivity of the Product exists in such country, SymBio shall pay to Chimerix a royalty equal to [*]% of Net Sales of the Product in the Indication that are covered by the Regulatory Exclusivity in such country with no adjustment for generic competition, and no royalty shall be due for sales of Product in an Indication not covered by the Regulatory Exclusivity in such country.
4.6    Third-Party Licenses. In the event that SymBio determines that it is necessary to obtain one or more licenses under issued and unexpired Patent Rights of Third Parties in order to make, have made, use, offer to sell, sell or import Product in a country (“Third-Party Patent Licenses”), [*]% of the royalties actually paid to Third Parties under such Third-Party Patent Licenses by SymBio for the sale of such Product in such country for a calendar quarter shall be creditable against the royalty payments due Chimerix by SymBio with respect to Net Sales of such Product in such country for such calendar quarter; provided, however, that in no event shall the royalties otherwise owed by SymBio to Chimerix for such calendar quarter in such country be reduced by more than [*]% as a result of any and all such offsets under this Section 4.6 in the aggregate. Any portion of the royalties paid to Third Parties under such Third-Party Patent Licenses with respect to such Product in such country that SymBio would, but for the foregoing limitation on royalty reductions, be entitled to deduct under this Section 4.6 shall be carried over and applied against royalties payable to Chimerix in respect of such Product in such country in subsequent calendar quarters until the full deduction is taken; provided, however, that in no event shall the royalties otherwise owed by SymBio to Chimerix for any calendar quarter in such country be reduced by more than [*]% as a result of any and all such offsets under this Section 4.6 in the aggregate. For clarity, in no event shall SymBio be entitled to deduct from royalties payable to Chimerix hereunder any royalties or other amounts that may be paid or payable by SymBio to any Third Party with respect to Patent Rights or other intellectual property rights Covering any Other Active in a Product that is a fixed-dose combination of Compound and one or more Other Actives.
4.7    Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Product in any country with a royalty rate lower than the royalty rate under Section 4.4, then the royalty rate applicable to Net Sales of such Product in that country under Section 4.4 shall be reduced to a rate that is [*] ([*]%) percentage points (i.e., [*] basis points) less than the rate paid by the compulsory licensee; provided, however, that if the royalty rate payable by the compulsory

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

licensee with respect to Net Sales of such Product in such country is [*]% or less, then SymBio shall pay to Chimerix [*]% of the royalties received by SymBio or its Affiliate with respect to Net Sales of such Product in such country by such compulsory licensee.
4.8    Adjustment for Generic Competition. Subject to the exception set forth in Section 8.4(a)(ii), on a Product-by-Product and country-by-country basis, during any portion of the Royalty Term for a Product in a country if one or more Generic Versions of such Product account for [*]% or more of aggregate unit sales of such Product and such Generic Version(s) in such country in a calendar quarter, as determined by reference to applicable sales data obtained from IQVIA or from such other source for such sales data as may be agreed upon by the Parties (provided that such other source, if any, shall be generally recognized as a reliable source for pharmaceutical sales data among major pharmaceutical companies), then for the remainder of the Royalty Term for such Product in such country, the royalties payable by SymBio under Section 4.4 with respect to Net Sales of such Product in such country shall be reduced by [*]%.
ARTICLE 5
PAYMENT; RECORDS; AUDITS
5.1    Payment; Reports. Royalties under Section 4.4 shall be calculated and reported for each calendar quarter during the Royalty Term and shall be paid within [*] days after the end of the calendar quarter. Each payment of royalties shall be accompanied by a report of Net Sales of Products by SymBio and Related Parties in sufficient detail to permit confirmation of the accuracy of the payment made, including gross sales and Net Sales of Products on a Product-by-Product and country-by-country basis, the deductions from gross sales (by major category as set forth in the definition of Net Sales), details of any royalty credits taken pursuant to Section 4.6 on a Third-Party Patent License-by-Third-Party Patent License basis, any applicable reductions or adjustments made pursuant to Section 4.7 or Section 4.8, the royalty payable, and the exchange rates used.
5.2    Exchange Rate; Manner and Place of Payment. All payment amounts in this Agreement are expressed in U.S. dollars, and all payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be calculated using an exchange rate equal to the average of the interbank rates of exchange for such currency as reported at OANDA.com during the calendar quarter for which payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to the bank and account designated in writing by Chimerix.
5.3    Income Tax Withholding. Chimerix shall pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by SymBio from any payment made to Chimerix under this Agreement, SymBio shall (a) deduct such taxes from the payment made to Chimerix, (b) timely pay the taxes to the proper taxing authority, (c) send proof of payment to Chimerix and certify its receipt by the taxing authority within 60 days following such payment, and (d) cooperate with Chimerix in any way reasonably requested by Chimerix, to obtain available reductions, credits or refunds of such taxes. Without limiting the generality of the foregoing, upon request by Chimerix, SymBio shall provide Chimerix such information in SymBio’s possession as may be reasonably necessary for Chimerix to obtain the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

benefit of any present or future treaty against double taxation that may apply to payments made to Chimerix under this Agreement.
If SymBio is required to make a payment to Chimerix subject to a deduction or withholding of taxes, and if such deduction or withholding of tax obligation arises solely as a result of the assignment of this Agreement by SymBio or as a result of any failure on the part of SymBio to comply with Applicable Laws relating to the withholding of taxes, in each case, after the Effective Date, that has the effect of increasing the deduction or withholding of taxes on such payment above the amounts of deduction or withholding of taxes that would otherwise be deducted or withheld prior to such assignment of this Agreement or prior to such failure by SymBio to comply with such Applicable Laws, as applicable (a “SymBio Withholding Tax Action”), then the payment by SymBio (in respect of which such deduction or withholding of taxes is required to be made) shall be increased by the amount of such additional deduction or withholding taxes (the “Additional Tax”), but solely to the extent that (i) such Additional Tax arises solely as a direct result of such SymBio Withholding Tax Action and (ii) such Additional Tax cannot be recovered by Chimerix. The Additional Tax, along with any other taxes deducted and withheld from the payment made by SymBio, shall be timely remitted to the proper governmental authority for the account of Chimerix in accordance with Applicable Laws.
5.4    Audits. SymBio shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Chimerix to confirm the accuracy of all royalty payments due hereunder for at least three (3) full calendar years following the end of the calendar year to which they pertain. Chimerix shall have the right, once annually, to cause an independent, certified public accountant reasonably acceptable to SymBio to audit such records solely to confirm Net Sales and royalties for a period covering not more than the preceding three (3) full calendar years. No calendar year shall be subject to audit under this Section 5.4 more than once. Such audits may be exercised during normal business hours upon reasonable prior written notice of not less than 45 days to SymBio in the location where the records are maintained. The auditor shall execute a reasonable written confidentiality agreement with SymBio and shall disclose to Chimerix only such information as is reasonably necessary to provide Chimerix with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The auditor shall send a copy of the report to SymBio at the same time it is sent to Chimerix. The report sent to both Parties shall include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Chimerix shall bear the full cost of such audit unless such audit discloses an underpayment by SymBio of more than the greater of [*]% of the amount due for any calendar year under this Agreement or [*] Dollars ($[*]), in such case, SymBio shall bear the full cost of such audit and shall promptly remit to Chimerix the amount of any underpayment. If such audit discloses an overpayment by SymBio, then SymBio shall deduct the amount of such overpayment from amounts otherwise owed to Chimerix under this Agreement.
5.5    Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest at a rate per annum that is [*] basis points (i.e., [*] percentage points) above the then-current prime rate quoted by Citibank in New York City for the period from the due date for payment until the date of actual payment; provided, however, that

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Chimerix from exercising any other rights it may have as a consequence of the lateness of any payment.
ARTICLE 6
CONFIDENTIALITY AND PUBLICATION
6.1    Confidential Information. Except to the extent expressly authorized by this Agreement, each Party (in such capacity, the “Receiving Party”) agrees that, during the Term and for 7 years thereafter (or, with respect to any Confidential Information that constitutes a trade secret of the Disclosing Party (as defined below), until such time as the relevant Confidential Information no longer constitutes a trade secret), it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement or any other written agreement between the Parties, any Confidential Information furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party”). The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates’, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.
6.2    Exceptions. Confidential Information shall not include any information that the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party or any of its Affiliates at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party or any of its Affiliates, without the use of Confidential Information of the Disclosing Party. Any combination of features or disclosures shall not be deemed to fall within the exclusions set forth in the preceding clauses (a) and (b) merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.
6.3    Authorized Disclosure. Notwithstanding the provisions of Section 6.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:
(a)    filing or prosecuting Patent Rights as permitted by this Agreement;
(b)    enforcing such Party’s rights under this Agreement and in performing its obligations under this Agreement;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)    prosecuting or defending litigation as permitted by this Agreement;
(d)    complying with applicable court orders, Applicable Laws, rules or regulations, or the listing rules of any exchange on which the Receiving Party’s securities are traded;
(e)    disclosure to Affiliates, actual and potential Third-Party licensees and sublicensees of the Receiving Party, and employees, consultants, subcontractors, agents, or other business partners of the Receiving Party who, in each case, have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or sublicensee, employee, consultant, subcontractor, agent, or other business partner, agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Article 6; and
(f)    disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third-Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.
Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.3(c) or 6.3(d), it shall, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.
6.4    Publications. SymBio and its Affiliates shall have the right to publish or disclose the results of their development activities, including clinical trials, with respect to the Compounds and Products in the Field, provided that Chimerix shall have the right to review and comment on any such proposed publication or disclosure to the extent the publication or disclosure is related to, inter alia, pre-clinical trial results, clinical trial results or safety issues (“Drafts”). Before a Draft is submitted for publication or disclosure (other than oral presentation materials and abstracts, which are specifically addressed below), SymBio shall deliver a complete copy to Chimerix at least 20 days prior to submitting the material to a publisher or initiating such other disclosure, and Chimerix shall review any such material and give its comments to SymBio within 10 days of the delivery of such material to Chimerix, which comments shall be considered by SymBio in good faith. With respect to oral presentation materials and abstracts, SymBio shall deliver a complete copy to Chimerix at least 10 days prior to the anticipated date of the presentation, and Chimerix shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to SymBio with appropriate comments, if any, but in no event later than 5 days from the date of delivery to Chimerix, which comments shall be considered by SymBio in good faith. SymBio shall comply, or cause its Affiliate to comply (as applicable), with Chimerix’s requests to delete references to Chimerix’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional 60 days for the purpose of preparing and filing appropriate patent applications. In addition, SymBio shall comply with Chimerix’s request to delete from such materials any unpublished chemical structure

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

of any Compound or any unpublished method of synthesis of any Compound. Chimerix shall not publish any information relating to Compounds or Products in the Field without the prior written consent of SymBio (such consent not to be unreasonably withheld or delayed); provided, however, that, notwithstanding the foregoing or any other provision of this Agreement to the contrary, Chimerix or its academic collaborator(s) shall be free to publish the results of research and development activities with respect to Chimerix Products, whether conducted before or after the Effective Date provided that such publications do not refer to or disclose the Confidential Information of SymBio. To the extent practicable under the circumstances and to the extent Chimerix has the right and ability to do so, Chimerix shall use reasonable efforts to provide SymBio with the opportunity to review and comment on any proposed publication of the results of research and development activities with respect to Chimerix Products and shall comply with SymBio’s request to delete references to SymBio’s Confidential Information; provided, however, that the failure to provide SymBio with the opportunity to review and comment on any such proposed publication by an academic collaborator of Chimerix (even if one or more Chimerix employees is a named co-author of such publication or Chimerix’s contributions to such research and development are acknowledged in such publication) that does not contain or refer to the Confidential Information of SymBio shall not constitute a breach of Chimerix’s obligation under this sentence if such academic collaborator has the right, by contract, institutional policy or otherwise, to make such publication.
6.5    Publicity.
(a)    Press Releases. No later than one (1) Business Day following the Effective Date, the Parties shall issue a joint press release, in substantially the form attached hereto as Exhibit E, announcing the execution of this Agreement. Except as required (as such requirement is reasonably determined by such Party) by applicable securities laws or the listing rules of any stock exchange on which securities issued by a Party or its Affiliates are traded, neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, respond to queries by any exchange on which such Party’s securities are traded, or issue press releases, so long as any such public statement, response, or press release is not inconsistent with prior public disclosures or public statements made in accordance with this Section 6.5 and that do not reveal non‑public information about the other Party. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall use reasonable efforts to provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text, unless the proposed text is substantially the same as that used in any prior public disclosure, press release or public statement made in accordance with this Section 6.5.
(b)    Filing of this Agreement. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party shall use reasonable efforts to seek confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

treatment for the terms proposed to be redacted; provided that each Party shall ultimately retain control over what information to disclose to any securities authority or stock exchange, as the case may be, and provided further that the Parties shall use their reasonable efforts to file redacted versions with any governing bodies that are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor any of its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings to any securities authority or stock exchange.
6.6    Prior Non-Disclosure Agreement. As of the Effective Date, the terms of this Article 6 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including the Mutual Non-Disclosure Agreement between the Parties dated August 27, 2018. Any information disclosed by a Party pursuant to any such prior agreement shall be deemed Confidential Information of such Party for purposes of this Agreement.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS
7.1    Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the Person or Persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
7.2    Chimerix Representations and Warranties. Chimerix represents and warrants to SymBio that as of the Effective Date of this Agreement:
(a)    Exhibit A attached hereto contains a true and complete list of the Chimerix Patent Rights existing on the Effective Date. The Chimerix Patent Rights listed in Exhibit A include all of the Patent Rights Controlled by Chimerix as of the Effective Date that Cover the Compound or any compound Controlled by Chimerix as of the Effective Date that is known to be a Converting Compound, or the manufacture, use, sale, offer for sale or import of any of the foregoing;
(b)    Chimerix has: (i) the right to grant the licenses and other rights that it purports to grant to SymBio herein; and (ii) not granted to any Third Party any license or other right with respect to any Compound, Product or Chimerix Technology that conflicts with the license and rights granted to SymBio herein;
(c)    there are no agreements in effect as of the Effective Date between Chimerix and a Third Party under which rights in the Chimerix Technology are being licensed to Chimerix;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d)    Chimerix is the sole and exclusive owner of all right, title and interest in and to the Chimerix Patent Rights in existence on the Effective Date;
(e)    to the best of Chimerix’s knowledge, having made reasonable inquiries, the issued and unexpired claims included in the Chimerix Patent Rights existing as of the Effective Date are valid and enforceable;
(f)    to the best of Chimerix's knowledge, having made reasonable inquiries, no reexamination, interference, invalidity, opposition, nullity or similar claim or proceeding is pending or threatened with respect to any Chimerix Patent Right;
(g)    to the best of Chimerix’s knowledge, neither the development of Compound or Product, nor the manufacture of Compound or Product for use in development activities, Infringes the Patent Rights of any Third Party or misappropriates the proprietary information of any Third Party;
(h)    neither Chimerix nor any of its Affiliates has instituted any claim against a Third Party alleging that such Third Party is infringing Chimerix Patents or misappropriating Chimerix Know-How, and, to Chimerix’s knowledge, no Third Party is infringing Chimerix Patents or misappropriating Chimerix Know-How;
(i)    the rights in the Chimerix Technology granted to SymBio under this Agreement are sufficient to enable SymBio or its appointed subcontractor to manufacture the Compound and Product as the Compound and Product have been manufactured by or on behalf of Chimerix as of the Effective Date;
(j)    there are no claims, judgments or settlements against or owed by Chimerix (or any of its Affiliates) with respect to the Chimerix Technology, and Chimerix is not a party to any legal action, suit or proceeding relating to the Chimerix Technology or any Compound or Product, nor has Chimerix received any written communication from any Third Party, including any Regulatory Authority or other government agency, threatening such action, suit or proceeding;
(k)    all tangible or recorded information and data provided by or on behalf of Chimerix to SymBio related to Compound or Product on or before the Effective Date in contemplation of this Agreement was and is true, accurate and complete in all material respects, and Chimerix has not failed to disclose, or failed to cause to be disclosed, any such information or data related to Compound or Product in its possession and Control that would cause the information and data that has been disclosed to be misleading in any material respect;
(l)    neither Chimerix nor any of its Affiliates has obtained, or filed for, any INDs (other than the Compound INDs and its progeny that have been disclosed to SymBio), NDAs or Marketing Approvals for any Compound or Product in the Field, and, to Chimerix’s knowledge, no other Person has obtained, or filed for, any INDs, NDAs or Marketing Approvals for any Compound or Product in the Field in the Territory;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(m)    at the time of delivery to SymBio, the Inventory (other than any reference standards) (i) shall be free and clear of any liens or encumbrances, (ii) shall conform to applicable specifications, and (iii) shall have been manufactured in compliance with U.S. GMP, and (iv) shall not be adulterated or misbranded within the meaning of the Act. Certificates of analysis and certificates of conformance shall be accurate and complete. Except as expressly set forth in this Section 7.2(m), the Inventory is provided on an as is/where is basis without any representation or warranty of any kind;
(n)    all research and development (including non-clinical studies and clinical trials) conducted by or on behalf of Chimerix or any of its Affiliates related to the Compounds or Products prior to the Effective Date was conducted in compliance in all material respects with all Applicable Laws and, to the extent applicable, U.S. GLP, U.S. GCP or U.S. GMP;
(o)    neither Chimerix nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside of the United States;
(p)    neither Chimerix nor any of its Affiliates has employed or otherwise used in any capacity, in connection with the development or manufacture of Compound or Product, the services of any Person debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof;
(q)    Chimerix and, to its knowledge, its directors, officers, employees, and any agent, representative, subcontractor or other Third Party acting for or on such its behalf, has not, directly or indirectly, offered, paid, promised to pay, or authorized such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business through any improper advantage in connection with the development, commercialization or exploitation of a Product, or that would otherwise violate any Applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption, and Chimerix’s books, accounts, records and invoices related to the Product are complete and accurate;
(r)    Chimerix has not violated the FCPA or Export Control Laws in connection with the development of the Compound prior to the Effective Date of this Agreement; and
(s)    neither Chimerix nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of Chimerix's rights or performance of Chimerix's obligations under this Agreement, has violated any Export Control Laws or any terms and conditions of any applicable export license or authorization.
7.3    Chimerix Covenants. In addition to any covenants made by Chimerix elsewhere in this Agreement, Chimerix hereby covenants to SymBio that during the Term, Chimerix shall not grant any Third Party any license or other right with respect to any Compound, Product, Chimerix Technology, or Joint Invention in derogation of the license and other rights granted to SymBio hereunder.
Neither Chimerix nor any of its Affiliates shall employ or use the services of any Person who is debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

equivalent thereof, in connection with activities relating to any Compound or Product; and in the event that Chimerix becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to Chimerix or any of its Affiliates with respect to any activities relating to any Compound or Product under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof, Chimerix shall immediately notify SymBio in writing and Chimerix shall cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Compound or Product.
Chimerix further covenants that neither Chimerix nor any of its Affiliates (or any of their respective employees and contractors) shall, in connection with the exercise of its rights or performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to (a) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, Entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party or any official of a political party (collectively, “Public Official”) or other Person for the purpose of obtaining or retaining business for or with, or directing business to, any Person, including Chimerix and its Affiliates, nor shall Chimerix or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to any Public Official or any other Person in connection with the exercise of Chimerix’s rights or performance of Chimerix’s obligations under this Agreement.
7.4    SymBio Representations and Warranties. SymBio represents and warrants to Chimerix that as of the Effective Date of this Agreement neither SymBio nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside the United States.
7.5    SymBio Covenants. In addition to any covenants made by SymBio elsewhere in this Agreement, SymBio hereby covenants to Chimerix as follows:
(a)    neither SymBio nor any of its Affiliates shall employ or use the services of any Person who is debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof, in connection with activities relating to any Compound or Product; and in the event that SymBio becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to SymBio or any of its Affiliates with respect to any activities relating to any Compound or Product, SymBio shall immediately notify Chimerix in writing and SymBio shall cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Compound or Product;
(b)    neither SymBio nor any of its Affiliates (or any of their respective employees and contractors) shall, in connection with the exercise of its rights or performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

of anything of value to a Public Official or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including SymBio and its Affiliates, nor shall SymBio or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a Public Official or any other Person;
(c)    neither SymBio nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of SymBio’s rights or performance of SymBio’s obligations under this Agreement, violate Export Control Laws or any terms and conditions of any applicable export license or authorization;
(d)    neither SymBio nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of SymBio’s rights or performance of SymBio’s obligations under this Agreement, shall cause Chimerix to be in violation of applicable anti-corruption laws (including the FCPA) or Export Control Laws; and
(e)    SymBio shall immediately notify Chimerix if it has any information or suspicion that there may be a violation of applicable anti-corruption laws (including the FCPA) or Export Control Laws in connection with the exercise of SymBio’s rights or performance of SymBio’s obligations under this Agreement. Chimerix shall have the right, upon reasonable prior written notice and during SymBio’s regular business hours, to audit SymBio’s books and records in the event of a suspected violation of any of the covenants in this Section. SymBio will fully cooperate with Chimerix on such audit.
7.6    Performance by Affiliates, Sublicensees and Subcontractors. The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates, subcontractors, agents, or other business partners, or, in the case of SymBio and subject to Section 2.2, Sublicensees; provided, in each case, that (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (b) each such Affiliate, subcontractor, agent or other business partner, or Sublicensee undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions that are substantially the same as those undertaken by the Parties pursuant to Article 6 and Section 8.1; and provided, further, that such Party shall at all times be fully responsible for the performance and payment of such Affiliate, subcontractor, agent, or other business partner or Sublicensee.
7.7    Disclaimer. Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS.” Except as expressly set forth in this Agreement, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

7.8    Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH BY EITHER PARTY OF Article 6, OR IN THE CASE OF FRAUD OR INTENTIONAL MISCONDUCT, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 7.8 shall not be construed to limit either Party’s indemnification obligations under Article 10.
ARTICLE 8
INTELLECTUAL PROPERTY
8.1    Ownership. Except as otherwise expressly agreed by the Parties in writing, (a) a Party shall have and retain all right, title and interest in any Invention discovered, generated, conceived or reduced to practice solely by one or more employees or agents of such Party or its Affiliates or other Persons acting under its authority and (b) the Parties shall jointly own rights in any Invention discovered, generated, conceived or reduced to practice jointly by one or more employees or agents of each Party or its Affiliates or other Persons acting under its authority (“Joint Inventions”) and Patent Rights therein (“Joint Patent Rights”). Subject to the rights and licenses granted under this Agreement, each Party shall have the right to practice and use, and grant licenses to practice and use, any Joint Inventions and Joint Patent Rights without the other Party’s consent and has no duty to account to the other Party for such practice, use or license, and each Party hereby waives any right it may have under the laws of any country to require any such consent or accounting. This Section shall not be interpreted to allow Chimerix to discover, develop, make, have made, use, sell, have sold, offer for sale, market, export, import or otherwise commercialize any Compounds or Products in the Field nor to allow SymBio to do the same outside the Field.
8.2    Patent Prosecution and Maintenance.
(a)    Chimerix Patent Rights. Chimerix shall have the first right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Chimerix Patent Rights at Chimerix’s sole expense and by counsel of its choice. In the event that Chimerix desires to abandon or cease prosecution or maintenance of any Chimerix Patent Right in a country (other than a Chimerix Patent Right the claims of which are limited to methods of use of Compound or Product outside the Field), Chimerix shall provide written notice to SymBio of such intention to abandon promptly after Chimerix makes such determination (which notice shall be given no later than 90 days prior to the next deadline for any action that must be taken with respect to such Chimerix Patent Right in the relevant patent office). In such case, SymBio shall have the right, in its discretion, exercisable upon written notice to Chimerix delivered no later than 30 days after receipt of notice from Chimerix, to assume responsibility for prosecution and maintenance of such Chimerix Patent Right in such country, at its sole cost and expense and by counsel of its own choice.
(b)    Joint Patent Rights. Chimerix shall have the first right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Joint Patent Rights at Chimerix’s sole expense and by counsel of its choice. In the event that Chimerix desires to abandon or cease prosecution or maintenance of any Joint Patent Right, Chimerix shall provide written notice

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

to SymBio of such intention to abandon promptly after Chimerix makes such determination (which notice shall be given no later than 90 days prior to the next deadline for any action that must be taken with respect to such Joint Patent Right in the relevant patent office). In such case, SymBio shall have the right, in its discretion, exercisable upon written notice to Chimerix delivered no later than 30 days after receipt of notice from Chimerix, to assume responsibility for prosecution and maintenance of such Joint Patent Right in the Field in the Territory, at its sole cost and expense and by counsel of its own choice. If SymBio requests that Chimerix file a patent application claiming a particular Joint Invention in a particular country in which Chimerix has not done so, and if Chimerix does not file a patent application claiming such Joint Invention in such country within a reasonable time period following its receipt of such notice from SymBio, SymBio shall have the right to assume responsibility for the preparation, filing, prosecution and maintenance of Joint Patent Rights claiming such Joint Invention in such country in accordance with this Section 8.1.
(c)    SymBio Patent Rights. SymBio shall have the sole right, but not the obligation, to control the preparation, filing, prosecution and maintenance of SymBio Patent Rights, at SymBio’s sole expense and by counsel of its choice.
(d)    Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patent Rights under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Patent Right. Such cooperation includes: (i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to effectuate the ownership of Inventions, including Joint Inventions and Joint Patent Rights, as set forth in Section 8.1, and to enable the other Party to apply for and to prosecute patent applications in any country in accordance with the foregoing provisions of this Section 8.1; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may be reasonably expected to affect the preparation, filing, prosecution or maintenance of any such patent applications.
8.3    Interference, Opposition, Invalidation, Reexamination and Reissue.
(a)    Chimerix Patent Rights. Chimerix shall, within 10 days of learning of any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to claims of the Chimerix Patent Rights, inform SymBio thereof.
(i)    Chimerix Field Patent Rights. With respect to any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination with respect to Chimerix Field Patent Rights, Chimerix shall have the first right (in its discretion) to initiate, prosecute or respond, to such action or proceeding, provided that Chimerix shall consult with SymBio with respect to any such action or proceeding and shall consider SymBio’s position in good faith. In the event that Chimerix elects to initiate, prosecute or respond to any interference, opposition, invalidation, reexamination, or reissue proceeding with respect to any Chimerix Field Patent Right, the expenses thereof shall be borne solely by Chimerix. Chimerix shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any Chimerix Field Patent Right without the prior written consent of SymBio, which consent shall not be unreasonably withheld. Chimerix shall keep SymBio informed of developments in any such action or proceeding involving any Chimerix Field Patent Right. Chimerix shall promptly (but in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

any event within a reasonable time period in advance of any applicable deadline) inform SymBio in the event that Chimerix elects not to initiate, prosecute or respond to any interference, opposition, invalidation, reissue or reexamination relating to any Chimerix Field Patent Right, and in such case, SymBio shall have the right to do so (in SymBio’s discretion), at its cost and expense. SymBio shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any Chimerix Field Patent Right without the prior written consent of Chimerix, which consent shall not be unreasonably withheld. SymBio shall keep Chimerix informed of developments in any such action or proceeding involving any Chimerix Field Patent Rights.
(ii)    Other Chimerix Patent Rights. With respect to any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination with respect to any Chimerix Patent Rights other than Chimerix Field Patent Rights, Chimerix shall have the sole right (in its discretion) to initiate, prosecute or respond, to such action or proceeding, at Chimerix’s sole expense. Chimerix shall keep SymBio informed of developments in any such action or proceeding involving any such Chimerix Patent Right.
(b)    Joint Patent Rights. Each Party shall, within 10 days of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination with respect to Joint Patent Rights.
(i)    Chimerix First Right. With respect to any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination with respect to claims of the Joint Patent Rights, Chimerix shall have the first right (in its discretion) to initiate, prosecute or respond, to such action or proceeding, provided that Chimerix shall consult with SymBio with respect to any such action or proceeding and shall consider SymBio's position in good faith. In the event that Chimerix elects to initiate, prosecute or respond to any interference, opposition, invalidation, reexamination, or reissue proceeding with respect to any Joint Patent Claim, the expenses thereof shall be borne solely by Chimerix. Chimerix shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any Joint Patent Claim without the prior written consent of SymBio, which consent shall not be unreasonably withheld. Chimerix shall keep SymBio informed of developments in any such action or proceeding involving any Joint Patent Claim.
(ii)    SymBio Back-Up Right. Chimerix shall promptly (but in any event within a reasonable time period in advance of any applicable deadline) inform SymBio in the event that Chimerix elects not to initiate, prosecute or respond to any interference, opposition, invalidation, reissue or reexamination relating to any Joint Patent Claim, and in such case, SymBio shall have the right to do so (in Chimerix’s discretion), at its cost and expense. SymBio shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any Joint Patent Claim without the prior written consent of Chimerix, which consent shall not be unreasonably withheld. SymBio shall keep Chimerix informed of developments in any such action or proceeding involving any Relevant Joint Patent Claim.
(c)    SymBio Patent Rights. SymBio shall have the sole right, in its discretion, to handle any interference, opposition, invalidation, reissue, or reexamination proceeding relating to SymBio Patent Rights, and Chimerix shall have no rights in connection therewith.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.4    Enforcement and Defense of Patent Rights. Each Party shall notify the other Party in writing within 10 Business Days (except as expressly set forth below) of becoming aware of any alleged or threatened Infringement by a Third Party of any of the Chimerix Patent Rights, Joint Patent Rights or SymBio Patent Rights (“Infringement”), including (x) any such alleged or threatened Infringement on account of a Third Party’s manufacture, use or sale of a Compound or Product in the Field, (y) any certification filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions in connection with an ANDA (an Abbreviated New Drug Application in the United States or a comparable application for Marketing Approval under Applicable Law in any country other than the United States) or other NDA for a Product in the Field (a “Patent Certification”), and (z) any declaratory judgment action filed by a Third Party that is developing, manufacturing or commercializing a Compound or Product in the Field alleging the invalidity, unenforceability or non-infringement of any of the Chimerix Patent Rights, Joint Patent Rights or SymBio Patent Rights ((x)-(z), collectively, “SymBio Competitive Infringement”); provided, however, that each Party shall notify the other Party of any Patent Certification regarding any Chimerix Patent Right or Joint Patent Right that it receives, and provide the other Party with a copy of such Patent Certification, within five (5) days of receipt.
(a)    Chimerix Patent Rights.
(i)    Chimerix Field Patent Rights.
(1)    SymBio Competitive Infringement. SymBio shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to SymBio Competitive Infringement of a Chimerix Field Patent Right in any country, at SymBio’s own expense and by counsel of its own choice, and Chimerix shall have the right to be represented in any such action or proceeding, at Chimerix’s own expense and by counsel of its own choice. If SymBio fails to bring any such action or proceeding with respect to SymBio Competitive Infringement of any Chimerix Field Patent Right in such country within 90 days following the notice of alleged SymBio Competitive Infringement, Chimerix shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and SymBio shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if the applicable SymBio Competitive Infringement is the result of SymBio’s receipt of a Patent Certification with respect to a Chimerix Field Patent Right in a country, SymBio shall notify Chimerix of SymBio’s decision to bring (or defend) and control any action or proceeding in such country within 10 days of SymBio’s receipt of such Patent Certification with respect to a Chimerix Field Patent Right, after which time, Chimerix shall have the right to bring (or defend) and prosecute such action, and SymBio shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.
(2)    Other Infringement. Chimerix shall have the sole right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to any Infringement of any Chimerix Field Patent Right that is not SymBio Competitive Infringement in any country, at its own expense and by counsel of its own choice.
(ii)    Other Chimerix Patent Rights. Chimerix shall have the sole right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to any

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Infringement (including SymBio Competitive Infringement) of any Chimerix Patent Right that is not a Chimerix Field Patent Right in any country, at its own expense and by counsel of its own choice, and, only if and to the extent such action or proceeding is with respect to SymBio Competitive Infringement in such country, SymBio shall have the right to be represented in any such action or proceeding, at SymBio’s own expense and by counsel of its own choice. If Chimerix fails to bring (or defend) any such action or proceeding with respect to SymBio Competitive Infringement of any such Chimerix Patent Right in such country within 90 days following the notice of alleged SymBio Competitive Infringement, SymBio may request that Chimerix permit SymBio to bring (or defend) and control any such action at its own expense and by counsel of its own choice. Chimerix shall consider any such request in good faith but shall have the right to withhold such consent in its sole discretion. However, if (A) such SymBio Competitive Infringement in such country is occurring more than 10 years after the First Commercial Sale of the Product with which such SymBio Competitive Infringement is competing in such country, (B) a Generic Version of such Product is on the market in such country (regardless of the market share obtained by such Generic Version), and (C) Chimerix withholds its consent to permit SymBio to bring (or defend) and control such action, then, for the remainder of the Royalty Term for such Product in such country, the royalties payable by SymBio under Section 4.4 with respect to Net Sales of such Product in such country shall be reduced by [*]%.
(b)    Joint Patent Rights.
(i)    SymBio Competitive Infringement. SymBio shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to SymBio Competitive Infringement of any Joint Patent Right, at its own expense and by counsel of its own choice, and Chimerix shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If SymBio fails to bring any such action or proceeding with respect to SymBio Competitive Infringement of any Joint Patent Right within 90 days following the notice of alleged Infringement, Chimerix shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and SymBio shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if the applicable SymBio Competitive Infringement is the result of SymBio’s receipt of a Patent Certification with respect to a Joint Patent Right, SymBio shall notify Chimerix of SymBio’s decision to bring (or defend) and control any action or proceeding within 10 days of SymBio’s receipt of such Patent Certification with respect to a Joint Patent Right, after which time, Chimerix shall have the right to bring (or defend) and prosecute such action, and SymBio shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.
(ii)    Chimerix Competitive Infringement. Chimerix shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Infringement of any Joint Patent Right to the extent the Infringement is competitive with a Chimerix Product being developed or commercialized by Chimerix or any of its Affiliates or Third-Party licensees or sublicensees (“Chimerix Competitive Infringement”), at its own expense and by counsel of its own choice, and SymBio shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Chimerix fails to bring any such action or proceeding with respect to Chimerix Competitive Infringement of any Joint Patent Right within

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

90 days following the notice of alleged Infringement, SymBio shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Chimerix shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if the applicable Chimerix Competitive Infringement is the result of Chimerix’s receipt of a Patent Certification with respect to a Joint Patent Right, Chimerix shall notify SymBio of Chimerix’s decision to bring (or defend) and control any action or proceeding within 10 days of Chimerix’s receipt of such Patent Certification with respect to a Chimerix Patent Right, after which time Chimerix shall have the right to bring (or defend) and prosecute such action, and SymBio shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.
(iii)    Other Infringement. The Parties shall mutually agree on a case-by-case basis (A) whether to bring (or defend) and control any action or proceeding with respect to Infringement of any Joint Patent Right to the extent the Infringement is neither SymBio Competitive Infringement nor Chimerix Competitive Infringement, (B) which Party would bring (or defend) and control such action, and (C) how the expenses of, and any recovery from, any such action would be allocated.
(c)    SymBio Patent Rights. SymBio shall have the sole right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Infringement of any SymBio Patent Right at its own expense and by counsel of its own choice.
(d)    Cooperation. In the event a Party brings (or defends) an infringement action in accordance with this Section 8.4, or in the event a Party is entitled to bring (or defend) an infringement action in accordance with this Section 8.4 but lacks standing to do so, the other Party shall cooperate fully, including, if required to bring (or defend) such action, the furnishing of a power of attorney or being named as a party. Neither Party shall enter into any settlement or compromise of any action under this Section 8.4 that would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld.
(e)    Recovery. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of any action or proceeding pursuant to this Section 8.4, whether by way of settlement or otherwise, shall be applied first to reimburse the documented out-of-pocket legal expenses of the Party that brought (or defended) and controlled such action or proceeding incurred in connection with such action or proceeding, and second to reimburse the documented out-of-pocket legal expenses of the other Party incurred in connection with such action or proceeding, and any remaining amounts shall be retained by the Party that brought (or defended) and controlled such action; provided, however, that:
(i)    any recovery realized by SymBio as a result of any action brought (or defended) and controlled by SymBio pursuant to Section 8.4(a)(i)(1) or Section 8.4(b)(i) (after reimbursement of the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding) shall be allocated as follows:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(1)    compensatory damages shall be treated as Net Sales of Products in the quarter in which such damages are received for purposes of Section 4.4; and
(2)    non‑compensatory damages shall be divided [*]% to SymBio and [*]% to Chimerix; and
(ii)    any recovery realized by Chimerix as a result of any action brought (or defended) and controlled by Chimerix pursuant to Section 8.4(a)(ii) (after reimbursement of the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding) shall be allocated as follows:
(1)    all compensatory and non‑compensatory damages that are specifically attributable to SymBio Competitive Infringement shall be divided [*]% to Chimerix and [*]% to SymBio; and
(2)    all compensatory and non‑compensatory damages that are not specifically attributable to SymBio Competitive Infringement shall belong to Chimerix.
8.5    Patent Term Extensions.
(a)    Chimerix Patent Rights. SymBio shall have the right to determine the Chimerix Patent Rights for which it will apply for patent extension in any country or region for any Product in the Field, subject to Chimerix’s prior written consent, not to be unreasonably withheld, provided that Chimerix may withhold such consent in its sole discretion with respect to any Chimerix Patent Right in any country or region: (i) that Covers a Chimerix Product; or (ii) for which Chimerix (or its Affiliate or Third-Party licensee or sublicensee) has already applied for or received patent extension for any compound that is not a Compound or product that is not a Product. If Chimerix grants such consent, SymBio shall file for any such extension at SymBio’s cost and expense. Chimerix shall provide all reasonable assistance to SymBio in connection with such filings with respect to which Chimerix provides its consent, provided that SymBio shall pay or reimburse any out-of-pocket costs incurred by Chimerix in providing such assistance.
(b)    Joint Patent Rights. SymBio shall have the right to determine the Joint Patent Rights for which it will apply for patent extension in any country or region for any Product in the Field, and SymBio shall file for any such extension at SymBio’s cost and expense; provided, however, that, solely in the case of Joint Patent Rights that do not claim or Cover any Product in the Field, Chimerix shall have the right to determine those of such Joint Patent Rights for which it will apply for patent extension in any country or region for a Chimerix Product, and Chimerix shall file for any such extension at Chimerix’s cost and expense. Each Party shall provide all reasonable assistance to the other Party in connection with such filings, provided that the Party filing for any such extension shall pay or reimburse any out-of-pocket costs incurred by the other Party in providing such assistance.
(c)    SymBio Patent Rights. SymBio shall have the sole right to apply for extension of any SymBio Patent Right in any country or region for any product, including any Product in the Field, at SymBio’s sole cost and expense.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.6    Infringement of Third-Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the manufacture, use, sale or importation of any Compound or Product Infringes or may Infringe the intellectual property rights of such Third Party. Neither Party shall have the right to settle any patent infringement litigation under this Section 8.6 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld).
8.7    Marking. To the extent required by applicable law, SymBio shall, and shall cause its Related Parties to, mark all Products made, used or sold in the Field, or their containers, with the number of each issued Chimerix Patent Right that applies to such Product; provided, however, that in any event SymBio shall, and shall cause its Related Parties to, mark all Products made, used or sold in the Field, or their containers, with the number of each issued Chimerix Patent Right that applies to such Product.
8.8    Trademarks. SymBio shall have the right to commercialize the Product in the Field in the Territory with those trademarks of SymBio that are associated with SymBio’s name or identity (“SymBio Housemarks”) and any other trademarks and trade names it determines appropriate, which may vary by country or within a country (the “Product Marks”). SymBio shall own all rights in, and shall have the right to register and maintain, the SymBio Housemarks and the Product Marks in the countries and regions that it determines reasonably necessary, at its own cost and expense, and all goodwill therein or relating thereto shall accrue to SymBio. Neither Party shall use, or shall permit its Affiliates, sublicensees, subcontractors, and agents to use, any trademark of the other Party in connection with the commercialization of the Products except as expressly set forth in this Agreement or with the prior written consent of such other Party.
8.9    Registration of Exclusive License. Within 30 days of the Effective Date, Chimerix shall file, and shall cause its relevant Affiliates to file (as the case may be), a request at the Japan Patent Office (“JPO”) to register as a registered exclusive license (a Senyo-Jisshiken under Section 77 of the Japanese Patent Law or a Kari-Senyo-Jisshiken under Section 34-2 of the Japanese Patent Law), along with equivalent requests for registration (where applicable) at all relevant patent offices in the Territory, SymBio’s exclusive license under the Chimerix Patent Rights to develop, package, manufacture, and commercialize the Product in the Field in the Territory in accordance with this Agreement. For clarity, during the Term, Chimerix shall not grant a license in respect of the Product under the Chimerix Patent Rights in the Field in the Territory to any Third Party or Affiliate of Chimerix, in each case (Third Party or Affiliate) in conflict with the license granted to SymBio under this Agreement, nor register such license to a Third Party or Affiliate of Chimerix as a Senyo-Jisshiken, Kari-Senyo-Jisshiken or otherwise.
ARTICLE 9
TERM AND TERMINATION
9.1    Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 9, continue until the expiration of the last-to-expire of all Royalty Terms hereunder (the “Term”).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9.2    Termination for Material Breach.
(a)    Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within 90 days (or 30 days with respect to any payment breach) after notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such 90-day (or 30-day with respect to any payment breach) period unless the breaching Party has cured such breach prior to the end of such period. Any right to terminate under this Section 9.2(a) shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article 11 with respect to the alleged breach. Such stay and tolling shall continue until such dispute has been resolved in accordance with Article 11.
(b)    For clarity, in the event of material breach of this Agreement by Chimerix that is not cured within the applicable notice period set forth in Section 9.2(a), SymBio, at its sole discretion, may either:
(i)    terminate this Agreement in accordance with Section 9.2(a) (in addition to pursuing any remedy that may be available to SymBio at law or in equity as a result of Chimerix’s breach of this Agreement); or
(ii)    elect (A) not to terminate this Agreement, (B) to retain the license granted under Section 2.1, subject to all terms and conditions hereof, and (C) pursue any remedy that may be available to SymBio at law or in equity as a result of Chimerix’s breach of this Agreement, without prejudice to SymBio’s right to terminate this Agreement at a later date pursuant to Section 9.2(a) (for that uncured material breach or any other uncured material breach of this Agreement by Chimerix) or pursuant to Section 9.3.
9.3    Termination for Patent Challenge. Chimerix shall have the right to terminate this Agreement immediately upon written notice to SymBio if SymBio or its Affiliate directly, or through assistance granted to a Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of, or the grant of a supplementary protection certificate with respect to, any Chimerix Patent Right.
9.4    At-Will Termination by SymBio. SymBio shall have the right to terminate this Agreement on a country–by-country basis for any reason, or for no reason, at any time upon 90 days’ prior written notice to Chimerix.
9.5    Effect of Expiration or Termination.
(a)    Expiration. Upon expiration (but not on earlier termination) of this Agreement, all licenses granted by Chimerix to SymBio that were in effect immediately prior to such expiration shall survive on a fully‑paid, royalty‑free, irrevocable and perpetual basis in accordance with Section 4.5.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)    Any Termination. Upon any termination of this Agreement prior to its expiration, the license (on a country-by-country basis in the event of partial termination by SymBio under Section 9.4) granted to SymBio pursuant to Section 2.1 shall automatically terminate and revert to Chimerix, and all other rights and obligations of the Parties under this Agreement shall terminate, except as expressly provided below in this Section 9.5 or elsewhere in this Article 9.
(c)    Termination by Chimerix Pursuant to Section 9.2(a) or 9.3 or by SymBio Pursuant to Section 9.4. Solely in the event of termination of this Agreement by Chimerix pursuant to Section 9.2(a) or Section 9.3, or by SymBio pursuant to Section 9.4, the following provisions shall apply.
(i)    Effective as of such termination, SymBio shall, and it hereby does, grant to Chimerix: (A) an exclusive, worldwide, royalty-free, fully-paid, perpetual, irrevocable license (on a country-by-country basis in the event of partial termination by SymBio pursuant to Section 9.4), with the right to sublicense through multiple tiers of sublicense, under those SymBio Patent Rights that claim any Invention made solely by one or more employees or agents of SymBio or its Affiliates in the course of conducting research, development, manufacturing, regulatory or commercialization activities contemplated by this Agreement, the SymBio Know-How, and SymBio’s interest in the Joint Patent Rights; (B) a non‑exclusive, worldwide, royalty-free, fully-paid, perpetual, irrevocable license (on a country-by-country basis in the event of partial termination by SymBio pursuant to Section 9.4), with the right to sublicense through multiple tiers of sublicense, under Blocking Patents (defined below); and (C) an exclusive, worldwide, royalty-bearing (as specified below), perpetual, irrevocable license (on a country-by-country basis in the event of partial termination by SymBio pursuant to Section 9.3), with the right to sublicense through multiple tiers of sublicense, under Useful Patents (defined below) in each case, solely to develop, make, have made, use, sell, offer for sale, and import Compounds and Products in the Field. For purposes of this Section 9.5(c)(i), “Blocking Patents” shall mean SymBio Patent Rights other than those described in clause (A) of this Section 9.5(c)(i), but excluding any such SymBio Patent Right claiming any technology that was not actually used by SymBio (or any of its Related Parties) prior to termination in the development, manufacture or commercialization of Compounds or Products in the Field; and “Useful Patents” shall mean SymBio Patent Rights other than those described in clause (A) of this Section 9.5(c)(i) and Blocking Patents. Notwithstanding the foregoing, to the extent the Blocking Patents or Useful Patents include Patent Rights licensed to SymBio by a Third Party (other than a Sublicensee) that are subject to royalty or milestone payment obligations to such Third Party with respect to Compounds or Products, then SymBio shall so notify Chimerix, together with a true, complete and correct description of such royalty and milestone payment obligations, and the inclusion of such Blocking Patents in the license granted to Chimerix under clause (B) of this Section 9.5(c)(i) or of such Useful Patents in the license granted to Chimerix under clause (C) of this Section 9.5(c)(i), as applicable, shall be subject to Chimerix’s agreeing in writing to reimburse, and promptly reimbursing, SymBio for all royalty and milestone payments that become due to such Third Party by reason of Chimerix’s exercise of such Blocking Patents or Useful Patents (as applicable) in the development, manufacture or commercialization of Compounds or Products in the Field. In addition to any pass-through royalties or milestone payments that may be due to Third Parties with respect to Useful Patents licensed to SymBio by a Third Party pursuant to the preceding sentence, Chimerix shall pay to SymBio a royalty of [*]% of Net Sales (mutatis mutandis)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

by Chimerix, its Affiliates and their respective sublicensees of any Product that is Covered by a Valid Claim of the Useful Patents, such royalties to be payable on a Product-by-Product and country-by-country basis until expiration of the last-to-expire Valid Claim of the Useful Patents Covering the manufacture, use or sale of a Product in a country. For purposes of Chimerix’s royalty payment obligations with respect to the Useful Patents, the provisions of Article 5 of this Agreement shall apply, mutatis mutandis.
(ii)    As promptly as practicable (and in any event within 90 days) after such termination, SymBio shall (on a country-by-country basis in the event of partial termination by SymBio under Section 9.4): (a) to the extent not previously provided to Chimerix, deliver to Chimerix true, correct and complete copies of all Regulatory Documentation held by SymBio or any of its Affiliates or Sublicensees, and disclose to Chimerix all previously-undisclosed SymBio Know-How; (b) transfer or assign, or cause to be transferred or assigned, to Chimerix or its designee (or to the extent not so assignable, take all reasonable actions to make available to Chimerix or its designee the benefits of) all INDs, NDAs and Marketing Approvals for Products, whether held in the name of SymBio or any of its Related Parties; and (c) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this Section 9.5(c)(ii) to Chimerix.
(iii)    SymBio shall (on a country-by-country basis in the event of partial termination by SymBio under Section 9.4), as directed by Chimerix, either promptly wind-down any ongoing development activities with respect to Products in an orderly fashion or promptly transition such development activities to Chimerix or its designee, with due regard for patient safety and in compliance with all Applicable Laws and GCP.
(iv)    Chimerix shall have the right (on a country-by-country basis in the event of partial termination by SymBio under Section 9.4), but not the obligation, to purchase from SymBio any or all usable inventory of Compounds and Products in SymBio’s or its Affiliates’ possession as of the date of termination. Such inventory shall be provided at a transfer price equal to SymBio’s cost of such inventory.
(v)    If SymBio was (on a country-by-country basis in the event of partial termination by SymBio under Section 9.4), prior to termination, manufacturing, or having manufactured on its behalf, any quantities of Compounds or Products, then at Chimerix’s request, until the earlier of (a) such time as Chimerix has secured another source thereof that is able to meet Chimerix’s quality and quantity requirements, and (b) 18 months after such termination, SymBio shall use Commercially Reasonable Efforts to supply, or cause to be supplied, to Chimerix such quantities thereof as Chimerix may reasonably require for the development and commercialization of Products in the Field; provided that Chimerix shall use Commercially Reasonable Efforts to secure another source of supply as soon as reasonably practicable. Such material shall be provided at a transfer price equal to SymBio’s cost of such materials.
9.6    Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under Sections 2.6, 6.1, 6.2, 6.3, 6.6, 7.7, 7.8, 8.1, 9.5, 9.6, 9.7 and 9.8, and Articles 1, 5, 10, 11 and 12 (other than 12.6 and 12.7) of this Agreement shall survive expiration or any termination of this Agreement. 　SymBio's right in the first sentence of Section 8.8 shall survive on a Product-by-Product and country-by-country basis after expiration of the Royalty Term for a Product in a country.
9.7    Return of Confidential Information. Within 30 days following the expiration or termination of this Agreement, except to the extent that a Party retains a license from the other Party as provided in this Article 9, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligations.
9.8    Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to hereunder.
ARTICLE 10
INDEMNIFICATION
10.1    Indemnification by SymBio. SymBio hereby agrees to save, defend, indemnify and hold harmless Chimerix, its Affiliates, its and their respective officers, directors, agents, employees, successors and assigns (the “Chimerix Indemnitees”), from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any Chimerix Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of any SymBio Indemnitee (defined below), (b) the breach by SymBio of any warranty, representation, covenant or agreement made by SymBio in this Agreement, or (c) the development, manufacture, use, handling, storage, sale, offer for sale, import or other disposition by or on behalf of SymBio or any of its Related Parties of any Compound or Product, or any other exercise of the license granted to SymBio pursuant to Section 2.1 by or on behalf of SymBio or any of its Related Parties; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Chimerix Indemnitee or the breach by Chimerix of any warranty, representation, covenant or agreement made by Chimerix in this Agreement.
10.2    Indemnification by Chimerix. Chimerix hereby agrees to save, defend, indemnify and hold harmless SymBio, its Affiliates and their respective officers, directors, employees, consultants and agents (the “SymBio Indemnitees”) from and against any and all Losses to which any SymBio Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of any Chimerix Indemnitee, (b) the breach by Chimerix of any warranty, representation, covenant or agreement made by Chimerix in this Agreement, (c) the development, manufacture, use, handling, storage, sale, offer for sale, import or other disposition by or on behalf of Chimerix or any of its Related Parties of any Compound or Product prior to the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Effective Date or following termination of this Agreement, (d) the conduct of the Chimerix NPP, or (e) the exercise by or on behalf of Chimerix or any of its Affiliates or Third-Party licensees or sublicensees of the license granted to Chimerix pursuant to Section 2.6 or, if applicable, any license granted to Chimerix pursuant to Section 9.5(c)(i); in each case except to the extent such Losses result from the gross negligence or willful misconduct of any SymBio Indemnitee or the breach by SymBio of any warranty, representation, covenant or agreement made by SymBio in this Agreement.
10.3    Control of Defense. In the event a Party (the “Indemnified Party”) seeks indemnification under Section 10.1 or 10.2, it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 10.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. If the Indemnifying Party does not assume control of such defense within 15 days after receiving notice of the claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs, including reasonable attorney fees, incurred by the Indemnified Party in defending itself within 30 days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party. If the Parties cannot agree as to the application of Section 10.1 or 10.2 to any claim, pending resolution of the dispute pursuant to Article 11, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 10.1 or 10.2, as applicable, upon resolution of the underlying claim.
10.4    Insurance. Each Party shall procure and maintain insurance, including comprehensive or commercial general liability insurance (including contractual liability and product liability), adequate to cover its obligations hereunder and that is consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 10 or otherwise. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

30 days prior to the cancellation, non-renewal or material change in such insurance that materially adversely affects the rights of the other Party hereunder.
ARTICLE 11
DISPUTE RESOLUTION
11.1    Disputes. Subject to Section 11.3, any claim, dispute, or controversy arising out of or relating to this Agreement, including as to the breach, enforcement, interpretation or validity of this Agreement (each, a “Dispute”) shall be referred to the Chief Executive Officer of Chimerix and the Chief Executive Officer of SymBio for attempted resolution. In the event such executives are unable to resolve such Dispute within 30 days of such Dispute being referred to them, then, upon the written request of either Party to the other Party, the Dispute shall be subject to arbitration in accordance with Section 11.2, except as expressly set forth in Section 11.3
11.2    Arbitration. Subject to Section 11.3 below, any Dispute that is not resolved under Section 11.1 within the applicable 30-day period shall be finally and exclusively settled by binding arbitration in accordance with the applicable rules of the International Chamber of Commerce (“ICC”) as then in effect (the “ICC Rules”), except to the extent any such ICC Rule conflicts with the express provisions of this Section 11.2. The Parties agree as follows:
(a)    The seat, or legal place, of arbitration shall be New York City, New York. The language of the arbitration shall be English.
(b)    The arbitration shall be conducted by an arbitral tribunal of three neutral arbitrators. Each Party shall appoint one (1) arbitrator in accordance with this Section 11.2. The Party initiating the arbitration shall select an arbitrator in the request for arbitration. The responding Party shall select an arbitrator within thirty (30) days after receipt of the request for arbitration. The third arbitrator, who shall act as the presiding arbitrator, shall be selected by the two Party-appointed arbitrators within forty five (45) days of the selection of the second arbitrator. Any arbitrator(s) not selected within these time periods shall be selected by the ICC. Arbitrators shall not be current or former employees or directors, or current stockholders, of either Party, any of their respective Affiliates or any Sublicensee. Each arbitrator shall have experience and familiarity with commercial licensing practices in the pharmaceutical and biotechnology industries.
(c)    The parties shall be entitled to engage in an exchange of documents that are relevant and material to the outcome of the dispute, consistent with the IBA Rules on the Taking of Evidence in International Arbitration or such other rules as may be agreed by the Parties. All costs of translation associated with such exchange of documents shall be shared equally between the Parties.
(d)    Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Law or the rules of any exchange on which a Party’s securities are traded, neither a Party nor the arbitral tribunal may disclose the existence, content, or results of an arbitration without the prior written consent of both parties.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(e)    The arbitral tribunal shall, in rendering an award, apply the substantive law of the State of New York, USA, in accordance with Section 12.2 and without giving effect to any conflicts of law provisions thereof that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, and without giving effect to any of its rules or laws relating to arbitration. The award shall include a written statement describing the essential findings and conclusions upon which the award is based, including the calculation of any damages awarded. The Tribunal’s authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 7.8, except to the extent the substantive laws of the State of New York, USA, do not permit such limitation. The award rendered by the Tribunal shall be final, binding and non-appealable (subject only to the Parties’ right to request correction of any errors in computation, clerical or typographical errors, or other errors of a similar nature, and the Tribunal’s right to make any such correction on its own initiative, in each case, in accordance with the Rules), and judgment upon the award may be entered in any court of competent jurisdiction.
(f)    Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Tribunal; provided, however, the Tribunal shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), or the fees and costs of the ICC and the Tribunal.
11.3    Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, Infringement or other violations of Patent Rights or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 11.2.
ARTICLE 12
MISCELLANEOUS
12.1    Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.
12.2    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of laws principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.
12.3    Entire Agreement; Amendments. This Agreement (including the Exhibits hereto) is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.
12.4    Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.
12.5    Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:
(a)    in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party (“Third-Party Acquirer”), whether by merger, sale of stock, sale of assets or otherwise (each, a “Sale Transaction”), provided that in the event of a Sale Transaction (whether this Agreement is actually assigned or is assumed by the Third-Party Acquirer or the surviving corporation resulting from such Sale Transaction by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the Third-Party Acquirer that existed prior to the Sale Transaction shall not be included in the technology licensed hereunder or otherwise subject to this Agreement; or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)    to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non‑assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.
The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 12.5. Any assignment not in accordance with this Agreement shall be void.
12.6    Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.
12.7    Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) that, insofar as practical, implement the purposes of this Agreement.
12.8    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
12.9    Notices. All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Chimerix, to:	Chimerix, Inc.
2505 Meridian Parkway
Suite 340
Durham, NC 27713
USA
Attn:    Legal Department
Facsimile No.: +1 919-806-1146

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

If to SymBio, to:	SymBio Pharmaceuticals Limited.
Toranomon 30 Mori Building
3-2-2 Toranomon
Minato-ku, Tokyo 105-0001
Japan
Attn: Legal Department
Facsimile No.: +81 (03) 5472-3054Japan

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch, if sent by nationally-recognized overnight courier; or (c) on the third (3rd) Business Day following the date of mailing, if sent by mail.
12.10    Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The words “including,” “includes,” “include,” “for example,” and “e.g.” and words of similar import will be deemed to be followed by the words “without limitation,” and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.
12.11    Relationship between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.
12.12    Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

12.13    No Third-Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other Person or Entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.
12.14    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.
[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this License Agreement as of the Effective Date.

Chimerix, Inc.	SymBio Pharmaceuticals Limited
By: /s/ Mike Sherman Name: Mike Sherman Title: President and Chief Executive Officer	By: /s/ Fuminori Yoshida Name: Fuminori Yoshida Title: President and Chief Executive Officer

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT A
CHIMERIX PATENT RIGHTS AS OF THE EFFECTIVE DATE
[*]

A-1

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT B
INVENTORY

[*]	[*] vials
[*]	[*] kilograms#
[*]	[*] vials of [*] g [*] mg each (actual amounts provided TBD and subject to availability)
*Chimerix shall provide SymBio with all related Certificates of Analysis and Certificates of Conformance.
ǂ Chimerix shall provide SymBio with: (i) all related Certificates of Analysis and Certificates of Conformance; and (ii) all related retest data.
#[*].
Inventory provided to SymBio pursuant to this Exhibit B does not contain [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT C
TECHNOLOGY TRANSFER PLAN
BCV IV Liquid Product Transfer Activities

Month 1
1.    Chimerix to provide manufacturing information including formulation, manufacturing process and batch records
1.1.    MSDS
1.2.    QTPP
1.3.    Raw materials
1.4.    Vial, stopper and seal materials
1.5.    Cleaning procedure
1.6.    Development report (Liquid)
1.7.    Batch records
1.7.1.    Formulation
1.7.2.    Process diagrams
1.7.3.    Manufacturing process
1.7.4.    Filling process
1.7.5.    Packaging info
2.    Chimerix to provide, as applicable, certificate of analysis of API, Standard, BCV IV solution as well as raw materials
3.    Chimerix to provide [*]
4.    Chimerix to provide Finish Product test methods and specifications (and test methods performed by product manufacturer upon receipt of API)
4.1.    API test methods performed at receipt
4.1.1.    Identification by IR
4.1.2.    Endotoxin test
4.2.    In-process test methods and specifications
4.2.1.    pH
4.2.2.    Assay by UV
4.3.    Finished product test methods with specifications
4.3.1.    Finished product specification
4.3.2.    Non-compendial Finished product methods – ID by HPLC, ID by UV, Assay, Drug Related Impurities (Early-eluting and Late-eluting)
4.3.3.    Identify HPLC columns
4.3.4.    Working Standards and markers
4.3.5.    API
4.3.6.    Raw material samples

To be discussed
5.    3-Phase Approach for Analytical Method Transfer
5.1.       Phase 1 – SymBio to thoroughly examine product specification and methods, obtain all equipment and supplies needed for application of methods, and interface with Chimerix on any questions related to In-process test method and specifications
5.2.       Phase 2 – SymBio and/or SymBio-chosen contract facility to perform analytical methods on R&D samples of finished product and informally compare data to data generated by Lancaster and/or Chimerix. SymBio and Chimerix to assess mock transfer data and determine if more work is needed or if formal transfer should proceed
5.3.       Phase 3 – SymBio and/or SymBio-chosen contract facility to draft formal method transfer protocol and acceptance criteria. SymBio/SymBio-chosen contract facility and Chimerix/Lancaster to review and approve formal method transfer protocol. Both groups will receive and test representative samples and complete methods transfer activities and report

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

To be discussed
6.    SymBio to provide the name of their selected Japanese CMOs and Chimerix should assess their capabilities and review their facility and equipment validation including media fills/environmental information
7.    SymBio should name their CMO
8.    Chimerix to provide technical assistance to SymBio in assessing CMO’s equipment and capabilities
8.1.    Purchasing a [*] or smaller dedicated tank based on SymBio batch size requirement
8.2.    Dedicated compounding tank [*] or smaller based on SymBio batch size requirement
8.3.    IQ, PQ, OQ of the tank
8.4.    Formally evaluate aseptic process and terminal serialization
9.    Product safety
9.1.    Acceptable daily exposure determination and OEL
9.2.    API industrial Hygiene analytical method development and validation
10.    SymBio or CMO to provide transfer protocol including gap analysis and risk assessment on gaps and mitigation plan for reducing the risks (estimated duration 3-4 weeks)
11.    SymBio or CMO should perform initial assessments on their CMO capabilities with BCV IV solution
11.1.    Pump and nozzles evaluation on 2 mL vials
11.2.    Suitability evaluation of manufacturing process with filling and packaging
11.3.    Run a full/small scale IV batch to assess manufacturing capabilities to identify the critical process parameters
12.    SymBio must perform the extractable/ leachable study from the container closure systems
13.    CMO must perform the media fill or process simulation test
14.    SymBio to provide MBR and PBR to Chimerix for review (estimated duration 4-6 weeks)
15.    Chimerix to review MBR and PBR and comments (estimated duration 4 weeks)
16.    Chimerix to provide MBR and PBR and all subsequent revisions (estimated duration 4 weeks)
17.    CMO to manufacture a Demo/Engineering batch (estimated duration 4 weeks)
17.1.    Test the specification T=0
17.2.    Initiate stability study
17.3.    Chimerix to be onsite
17.4.    Tech transfer report
18.    CMO to manufacture a cGMP/Clinical batch (estimated duration 4 weeks, 12 weeks after the Demo batch stability study initiation)
18.1.    cGMP batch records including manufacturing and packaging
18.2.    Initiate stability, including stability protocols
18.3.    Chimerix to be onsite (optional)
19.    CMO to produce DoE batches to evaluate the critical process parameters and their impact on critical product quality attribute (CPQA). Ideal to manufacture small scale batches if the capability permissible by CMO (estimated duration 8-10 weeks)
20.    CMO to manufacture a DOE parameters confirmation /pre-validation batch (estimated duration 4 weeks)
20.1.    Initiate stability, including stability protocols
20.2.    Chimerix to be onsite (optional)
21.    CMO to produce risk assessment documents on manufacturing process (estimated duration 4 weeks)
22.    CMO to generate validation protocols
22.1.    Facility
22.2.    Equipment
22.3.    Training of operators
22.4.    Media fills
22.5.    Aseptic operation
22.6.    Microbiological
22.7.    Manufacturing process
22.8.    Packaging process
22.9.    WFI
22.10.    Environmental
23.    CMO to manufacture [*] validation batches minimum
23.1.    Master batch record
23.2.    Stability, including stability protocols
23.3.    Executed batch report
23.4.    Validation report
23.5.    All other reports including any deviations

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

BCV Drug Substance for IV Liquid Product Transfer Activities

Month 1
1.    Chimerix to provide drug substance manufacturing and analytical documentation including master batch records, analytical method validation reports, and specifications
1.1.       Starting material/Intermediate method validation reports and specifications
1.1.1.    [*]
1.1.2.    [*]
1.1.3.    [*]
1.1.4.    [*]
1.1.5.    [*]
1.1.6.    [*]
1.2.       Master batch records
1.2.1.    [*]
1.2.2.    [*]
1.2.3.    [*]
1.2.4.    [*]
1.3.       Raw material (solvents and reagents) specifications
1.4.       CMX001 method validation reports and release specifications
1.5.       [*] and [*] validation protocols and reports
2.    Chimerix to provide 2 kg of drug substance manufactured at [*] with retest extension based of stability
3.    Chimerix to provide, if available, [*] of reference materials/markers for those used in CMX001 DS manufacturing. Intermediate markers that are maintained at [*] will remain at [*]

[*]
Months 3-5	4. Chimerix to provide [*] drug substance from final [*] validation batch (manufactured with WFi water) pending [*]
To be discussed	5. Chimerix to provide support for manufacture of [*] engineering batch (using WFi water) at [*] 6. Chimerix to provide support for manufacture of [*] validation batches (using WFi water) at [*]
Potential back up CDMO for BCV Drug Substance
Within 24 months from the Effective Date
7.    3-Phase Approach for Analytical Method Transfer
7.1.       Phase 1 – SymBio to thoroughly examine product specification and methods, obtain all equipment and supplies needed for application of methods, and interface with Chimerix on any questions related to In-process test method and specifications
7.2.       Phase 2 – SymBio and/or SymBio-chosen contract facility to perform analytical methods on R&D samples of finished product and informally compare data to data generated by Chimerix. SymBio and Chimerix to assess mock transfer data and determine if more work is needed or if formal transfer should proceed
7.3.       Phase 3 – SymBio and/or SymBio-chosen contract facility to draft formal method transfer protocol and acceptance criteria. SymBio/SymBio-chosen contract facility approve formal method transfer protocol. SymBio/SymBio-chosen contract facility will receive and test representative samples and complete methods transfer activities and report

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Within 24 months from the Effective Date
8.    SymBio to provide the name of their selected CDMOs and Chimerix should assess their technical capabilities and review their facility for appropriateness
8.1.    Facility capable of handling high potency API and dichloroethane (DCE)
8.2.    Facility equipment/analytical instrumentation evaluation
8.3.    Quality management system
9.    SymBio should name their CDMO
10.    RSM procurement ([*])
10.1.    CMX004 transfer
11.    SymBio or CDMO to provide transfer protocol including gap analysis and risk assessment on gaps and mitigation plan for reducing the risks (estimated duration 3-4 weeks). Chimerix to review and provide documentation/support for technical transfer necessary to prepare for process validation
11.1.    [*] transfer
11.2.    [*] transfer
11.3.    [*] transfer
11.4.    [*] Milling
12.    SymBio or CDMO should perform initial assessments on their CDMO capabilities with BCV API process including [*] and [*]
12.1.    Run a full/small scale batch to assess manufacturing capabilities (time depends on scale)
13.    SymBio to provide Master Batch Records to Chimerix for review (estimated duration 4-6 weeks depending upon CDMO) SymBio to provide translation of batch records and all other documents to be reviewed by Chimerix if they are not in English
14.    Chimerix to review MBRs and comments (estimated duration 4 weeks)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT D
SYMBIO DEVELOPMENT PLAN

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT E
FORM OF JOINT PRESS RELEASE

Chimerix and SymBio Pharmaceuticals Establish Strategic Collaboration for Antiviral Drug Candidate BRINCIDOFOVIR

– SymBio to develop BRINCIDOFOVIR for multiple antiviral indications –

[Intentionally left blank – text of joint press release to be determined.]